UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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EXTERRAN HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

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EXTERRAN HOLDINGS, INC.

Dear Fellow Stockholder:

You are invited to attend the 2008 Annual Meeting of Stockholders of Exterran Holdings, Inc. on May 6, 2008, in Houston, Texas. Your attendance at the meeting will give you the opportunity to meet members of our Board of Directors as well as our senior management team.

The formal notice of the Annual Meeting, Proxy Statement and form of proxy that follow provide information regarding the matters to be voted on at the meeting as well as information regarding other items of interest to our stockholders.

Your vote is important. Regardless of the size of your stockholdings, we want to see your shares represented at the Annual Meeting. Please vote your shares by one of the methods offered and explained in the Proxy Statement and on the enclosed proxy card. If you have access to the Internet, we urge you to vote your shares electronically.

As you know, this will be Exterran’s first stockholders’ meeting. We are the result of the August 20, 2007 merger between Hanover Compressor Company and Universal Compression Holdings, Inc. If you are a former Hanover or Universal stockholder, thank you for your continued support. If you are new to Exterran, welcome.

We hope to see you at the 2008 Annual Meeting.

Sincerely,

Gordon T. Hall
Chairman of the Board

April 3, 2008

EXTERRAN HOLDINGS, INC.

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Exterran Holdings, Inc.:

The 2008 Annual Meeting of Stockholders of Exterran Holdings, Inc., a Delaware corporation, will be held at 9:00 a.m. local time on Tuesday, May 6, 2008, at the Wyndham Hotel, 12400 Greenspoint Drive, Houston, Texas 77060, for the following purposes:

•	to elect nine directors to serve until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified;

•	to ratify the appointment of Deloitte & Touche LLP as Exterran Holdings, Inc.’s independent registered public accounting firm for fiscal year 2008; and

•	to transact such other business as may properly come before the meeting.

The Board of Directors has set the close of business on March 18, 2008, as the record date for determining the stockholders who are entitled to notice of and to vote at the meeting and at any postponement or adjournment of the meeting.

We encourage you to sign and return your proxy card, use the telephone or Internet voting procedures or attend the meeting in person so that your shares are represented.

By Order of the Board of Directors,

Donald C. Wayne
Secretary

Houston, Texas
April 3, 2008

2008 PROXY STATEMENT

i

EXTERRAN HOLDINGS, INC.
4444 Brittmoore Road
Houston, Texas 77041

PROXY STATEMENT FOR 2008 ANNUAL MEETING OF STOCKHOLDERS
MAY 6, 2008

GENERAL INFORMATION

The Board of Directors has sent these proxy materials to you to solicit your vote at the 2008 Annual Meeting of Stockholders (the “2008 Stockholders’ Meeting”). The meeting will begin promptly at 9:00 a.m. local time on Tuesday, May 6, 2008, at the Wyndham Hotel, 12400 Greenspoint Drive, Houston, Texas 77060. This Proxy Statement and form of proxy are first being mailed to stockholders on or about April 3, 2008, and are accompanied by our 2007 Annual Report. Exterran Holdings, Inc., a Delaware corporation, is also referred to in this Proxy Statement as “we,” “us,” “our,” “Exterran” or the “Company.”

Agenda

The 2008 Stockholders’ Meeting will be held for the following purposes:

1. to elect nine directors to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified;

2. to ratify the appointment of Deloitte & Touche LLP as Exterran’s independent registered public accounting firm for fiscal year 2008; and

3. to transact such other business as may properly come before the meeting.

All of these items are discussed in more detail in this Proxy Statement.

Stockholders Entitled to Vote

Owners of Exterran’s common stock, $0.01 par value per share (the “Common Stock”), as of the close of business on March 18, 2008, are entitled to notice of and to vote at the 2008 Stockholders’ Meeting. At the close of business on March 18, 2008, there were 65,338,595 shares of Common Stock issued and outstanding. Each share of Common Stock entitles the holder to one vote on all matters submitted to a vote at the 2008 Stockholders’ Meeting and any adjournment or postponement of the meeting. A complete list of the stockholders entitled to vote will be available for examination at the meeting and for at least 10 days prior to the meeting at the principal executive offices of Exterran Holdings, Inc., 4444 Brittmoore Road, Houston, Texas 77041.

Quorum and Required Votes

A quorum of stockholders is necessary for a valid meeting. The presence in person or by proxy of the holders of a majority of the outstanding shares of our Common Stock will constitute a quorum for the 2008 Stockholders’ Meeting. Under our Amended and Restated Bylaws and under Delaware law, abstentions and “broker non-votes” are counted as present in determining whether the quorum requirement is satisfied. A “broker non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that proposal and has not received instructions from the beneficial owner. Under the current rules of the New York Stock Exchange (“NYSE”), if you hold your shares through a bank or broker, your broker is permitted to vote your shares on the election of directors and ratification of our independent registered public accounting firm even if the broker has not received instructions from you.

The table below shows the vote required to approve each of the proposals described in this Proxy Statement.

Proposal	Required Vote

Proposal 1 — Election of nine members to the Board of Directors	A plurality of the votes present in person or by proxy and entitled to vote is required to elect each director nominee; however, our Corporate Governance Principles require that any nominee who receives a greater number of “withheld” votes than “for” votes must submit his or her resignation for consideration by our Board of Directors.
Proposal 2 — Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2008	Ratification requires the affirmative vote of a majority of the shares of voting stock represented at the meeting. Abstentions will be treated as votes cast and will have the same effect as a vote against the proposal.

For any other matters that may be properly presented for consideration at the 2008 Stockholders’ Meeting, the persons named as proxies will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. As of the date of this Proxy Statement, we do not anticipate that any other matters will be properly presented for consideration at the 2008 Stockholders’ Meeting.

401(k) Holdings

Shares of our Common Stock held through the Exterran Holdings, Inc. Retirement and Savings Plan will be voted by the plan participant as though such participant was a registered holder with respect to such shares of Common Stock allocated to the participant’s plan account.

How to Vote Your Proxy

Because many stockholders cannot attend the 2008 Stockholders’ Meeting in person, it is necessary that a large number of stockholders be represented by proxy. You can vote your proxy by one of the following three methods:

•	over the Internet,

•	by calling a toll-free telephone number, or

•	by completing the enclosed proxy card and mailing it in the postage-paid envelope provided in these materials.

You may receive more than one proxy card, depending on how you hold your shares. You should complete and return each proxy provided to you. Please refer to your proxy card or the information forwarded by your bank, broker or other nominee to determine which options are available for voting the proxy. The internet and telephone voting procedures are designed to authenticate stockholders by use of a control number and to allow you to confirm that your instructions have been properly recorded.

Revocation of a Proxy

A proxy may be revoked at any time before it is voted by sending written notice of revocation to our Corporate Secretary, by delivering a later dated proxy (by one of the methods described above) or by voting in person at the meeting. The Corporate Secretary may be contacted at the following address: Exterran Holdings, Inc., 4444 Brittmoore Road, Houston, Texas 77041, Attention: Corporate Secretary.

Proxy Solicitation

This solicitation is made on behalf of the Board of Directors. We will pay the cost of soliciting proxies. Proxies are being solicited by mail and may be solicited by telephone, telegram, facsimile, or in person by our employees, who will not receive additional compensation for any such solicitation. We will also request brokers and other fiduciaries to forward proxy soliciting materials to the beneficial owners of shares of our Common Stock that are held of record by such brokers and fiduciaries, and we will reimburse their reasonable out-of-pocket expenses.

PROPOSAL 1

ELECTION OF DIRECTORS

Nine directors are nominated to be elected to the Board of Directors at the 2008 Stockholders’ Meeting, to hold office until our next annual meeting of stockholders or until their respective successors are duly elected and qualified. Each nominee has consented to serve as a director if elected.

Nominees for Director

Information concerning the name, age and background of each of the nominees for election to the Board of Directors is set forth below. Ages are stated as of March 18, 2008. The nominees listed below previously served as directors of Hanover Compressor Company (“Hanover”) or Universal Compression Holdings, Inc. (“Universal”) and were appointed to the Board of Directors of Exterran on August 20, 2007, the effective date of a series of mergers among Hanover, Universal and certain of its subsidiaries that resulted in Hanover and Universal becoming wholly owned subsidiaries of Exterran.

Janet F. Clark, 53, became a director of Universal in January 2003. Ms. Clark was appointed Executive Vice President and Chief Financial Officer of Marathon Oil Company (an international energy company) in January 2007, having served as Senior Vice President and Chief Financial Officer since January 2004. Prior to joining Marathon Oil, Ms. Clark served as Senior Vice President and Chief Financial Officer of Nuevo Energy Company (a natural gas and oil exploration company) from December 2001 through December 2003, and as Executive Vice President, Corporate Development and Administration, and Senior Vice President and Chief Financial Officer of Santa Fe Snyder Corporation (subsequently merged into Devon Energy Corporation) and its predecessor, Santa Fe Energy Resources, Inc., from 1997 through 2000. Ms. Clark serves on the board of several non-profit organizations.

Ernie L. Danner, 53, became a director of Universal upon the consummation of Universal’s acquisition of Tidewater Compression Service, Inc. in 1998. Mr. Danner served in various positions of increasing responsibility at Universal from 1998 until 2007, including as an Executive Vice President of Universal from February 1998 to 2007 and Chief Operating Officer from July 2006 to August 2007. Prior to joining Universal, Mr. Danner served as Chief Financial Officer and Senior Vice President of MidCon Corp. (an interstate pipeline company and a wholly-owned subsidiary of Occidental Petroleum Corporation). Mr. Danner is a director of Exterran GP LLC, the ultimate general partner of Exterran Partners, L.P. (a master limited partnership which is 51% owned by Exterran). Mr. Danner is also a director of Copano Energy, LLC (a midstream natural gas company) and Horizon Lines, LLC (a Jones Act shipping company), and he serves on the Board of Trustees of the John Cooper School in The Woodlands, Texas.

Uriel E. Dutton, 77, became a director of Universal in February 2001 as a designee of WEUS Holding, Inc. following Universal’s acquisition of Weatherford Global Compression Services, L.P. Mr. Dutton has been counsel to and a partner with the law firm of Fulbright & Jaworski L.L.P. for over 50 years, where his practice focuses on real estate and oil and gas matters. Mr. Dutton also serves as director and Vice President of the M.D. Anderson Foundation (a charitable organization).

Gordon T. Hall, 48, became a director of Hanover in March 2002 and Chairman of the Board in May 2005. Prior to his election as a director, Mr. Hall was a Managing Director at Credit Suisse First Boston (a brokerage services and investment banking firm). While at Credit Suisse First Boston, Mr. Hall served as Senior Oil Field Services Analyst and Co-Head of the Global Energy Group. Mr. Hall joined the First Boston Corporation in 1987 as a technology analyst. Mr. Hall was a director of Hydril Company (a manufacturer of pressure control products for the oil and gas industry) until its merger with Tenaris S.A. in May 2007 and is currently a director of Grant Prideco, Inc. (a drill technology and manufacturing company). Mr. Hall also serves as a director of several non-profit organizations.

J.W.G. “Will” Honeybourne, 57, became a director of Universal in April 2006. Mr. Honeybourne has been Managing Director of First Reserve Corporation (a private equity firm) since January 1999, where he is responsible for deal origination, investment structuring and monitoring, focusing on the energy services and manufacturing sectors and international markets. Prior to joining First Reserve, Mr. Honeybourne served as Senior Vice President of Western Atlas International (a seismic and wireline-logging company). Mr. Honeybourne currently serves as a director of Acteon Group (a U.K.-based offshore and subsea services company), Red Technology Alliance (a First Reserve joint venture with Halliburton) and Abbott Group (a U.K.-based drilling company).

John E. Jackson, 49, became a director of Hanover in July 2004 and served as Hanover’s President and Chief Executive Officer from October 2004 to August 2007, having joined Hanover in January 2002 as Senior Vice President and Chief Financial Officer. Mr. Jackson was named Chairman, Chief Executive Officer and President of Price Gregory Services, Inc. (a pipeline-related infrastructure service provider in North America) in February 2008. Mr. Jackson joined Duke Energy Field Services (a producer and marketer of natural gas liquids) in 1999 and served as Vice President and Chief Financial Officer. Prior to joining Duke Energy Field Services, Mr. Jackson held a variety of treasury, controller and accounting positions at Union Pacific Resources (an oil and gas exploration and production company). Mr. Jackson is currently a director of Seitel Inc. (a provider of seismic data and geophysical expertise) and Encore Energy Partners GP LLC (the general partner of Encore Energy Partners, L.P., an oil and gas exploration and production partnership) and serves on the board of a non-profit organization.

William C. Pate, 44, became a director of Hanover in January 2007. Mr. Pate is Chief Investment Officer and a Managing Director of Equity Group Investments, L.L.C., or EGI (a private investment firm), and serves as a member of the board of directors of certain private affiliates of EGI. Prior to joining EGI in 1994, Mr. Pate was an associate with The Blackstone Group (a global asset management and advisory services firm) and served in the mergers and acquisitions group of Credit Suisse First Boston (a brokerage services and investment banking provider). Mr. Pate also serves as a director of Covanta Holding Corporation (an owner and operator of energy-from-waste and power generation projects).

Stephen M. Pazuk, 64, became a director of Hanover in February 2004. Mr. Pazuk is the Chief Financial Officer and Treasurer of Drive Thru Technology, Inc. (a provider of computer-based surveillance equipment, systems and monitoring), a position he has held since 2000. He has also been involved in venture capital investments and real estate development in Boston, Massachusetts, and Fresno and Clovis, California, since his retirement as Senior Vice President, Treasurer and Partner of Wellington Management Company, LLP (a global investment advisor) in June 2000. Mr. Pazuk started his career with Wellington in 1968 and held various positions during his tenure, including Treasurer of Wellington Trust Company NA and President of Wellington Sales Company. Mr. Pazuk currently serves on the boards of several privately held companies.

Stephen A. Snider, 60, became President, Chief Executive Officer and director of Universal upon the consummation of Universal’s Tidewater Compression Services, Inc. acquisition in 1998, and was appointed as Chairman of Universal’s Board of Directors in April 2006. He has over 26 years of experience in senior management of operating companies. Mr. Snider also serves as President, Chief Executive Officer and director of Exterran GP LLC. Mr. Snider is on the board of directors of Energen Corporation (a diversified energy company focusing on natural gas distribution and oil and gas exploration and production) and the Memorial Hermann Hospital System and serves as an officer and director of certain majority-owned subsidiaries of Exterran.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE
FOR
THE ELECTION OF EACH OF THE NOMINEES TO THE BOARD OF DIRECTORS.

INFORMATION REGARDING CORPORATE GOVERNANCE, THE BOARD OF
DIRECTORS AND COMMITTEES OF THE BOARD

Governance

The Board of Directors has designated an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee to assist in the discharge of the Board’s responsibilities. Members of each committee are elected by the Board at its first meeting following the annual meeting of stockholders and serve for one-year terms. The Board and the committees of the Board are governed by our Code of Business Conduct, Corporate Governance Principles and committee charters, which are reviewed by the Board annually and are available to the public on our website at www.exterran.com or in print by submitting a written request to Exterran Holdings, Inc., 4444 Brittmoore Road, Houston, Texas 77041, Attention: Corporate Secretary.

Director Independence

Exterran’s Code of Business Conduct requires all employees, officers and non-employee directors to avoid situations that may impact their ability to carry out their duties in an independent and objective fashion. Any circumstances that have the potential to compromise their ability to perform independently must be disclosed. This policy is made available to all employees. In addition, Exterran distributes director and officer questionnaires at least annually to elicit related party information. The questionnaire requires that responses be updated to the extent circumstances change.

The Nominating and Corporate Governance Committee assesses director independence each year by considering all direct or indirect business relationships between Exterran and each director (including his or her immediate family), as well as relationships with other for-profit concerns and charitable organizations. With the Nominating and Corporate Governance Committee’s recommendation, the Board makes a determination relating to the independence of its members, which is based on applicable laws, regulations, Exterran’s Corporate Governance Principles and the rules of the NYSE.

During the Nominating and Corporate Governance Committee’s most recent review of independence, the Committee was provided information regarding transactions with any related parties as determined through a search of our accounting records as well as the responses to the director and officer questionnaires; as a result, the relationships described in this Proxy Statement under the section titled “Certain Relationships and Related Transactions” were reviewed by the Nominating and Corporate Governance Committee.

Based on the recommendation of the Nominating and Corporate Governance Committee, the Board determined that the following directors are independent: Ms. Clark and Messrs. Dutton, Hall, Honeybourne, Pate and Pazuk. Mr. Snider is not independent by virtue of his role as President and Chief Executive Officer of Exterran, Mr. Jackson is not independent by virtue of his former role as an executive of Hanover, and Mr. Danner is not independent by virtue of his former role as an executive of Universal and his entry into a consulting agreement with Exterran from August 2007 through February 2008, as further described in the section titled “— Transactions with Directors” on page 41 of this Proxy Statement.

Executive Sessions of the Board

Mr. Hall serves as Chairman of the Board and presides over the executive sessions of the Board, which are attended by non-management directors only and are held at every regularly scheduled Board meeting. The Board also holds at least one executive session each year in which only the independent members of the Board participate.

Communication with the Board

Stockholders may communicate with the entire Board or any individual member of the Board by writing to us at the following address: Exterran Holdings, Inc., 4444 Brittmoore Road, Houston, Texas 77041, Attention: Corporate Secretary. All written inquiries will be immediately forwarded to the Chairman of the

Board. In addition, any concern or inquiry may be communicated to the Audit Committee or the Board by calling our hotline at 1-800-281-5439 (within the U.S.) or 1-832-554-4859 (outside the U.S.).

Committees of the Board

Audit Committee

Purpose.  The Audit Committee has been appointed by the Board to assist the Board in its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the independence, qualifications and performance of the independent auditor, the performance of our internal audit function and the independent auditor and our systems of disclosure controls and procedures and internal controls over financial reporting. The Audit Committee operates under a Board-approved written charter, a copy of which is available as indicated in the section titled “Governance” above.

Members.	Janet F. Clark (Chair)
Gordon T. Hall
William C. Pate

The Board has determined that each member of the Audit Committee is independent and possesses the requisite financial literacy to serve on the Audit Committee. The Board has also determined that each member qualifies as an “audit committee financial expert” as that term is defined by the Securities and Exchange Commission (the “SEC”). No member of the Audit Committee serves on the audit committee of more than two other public companies. The Report of the Audit Committee is included in this Proxy Statement on page 15.

Compensation Committee

Purpose.  The Compensation Committee has been appointed by the Board to oversee the development and implementation of our compensation philosophy and strategy with the goals of attracting the executive talent required to achieve corporate objectives and linking pay and performance. The Compensation Committee operates under a Board-approved written charter, a copy of which is available as indicated in the section titled “Governance” above.

Members.	J.W.G. (“Will”) Honeybourne
William C. Pate
Stephen M. Pazuk (Chair)

The Board has determined that each member of the Compensation Committee is independent. The Report of the Compensation Committee is included in this Proxy Statement on page 16.

Nominating and Corporate Governance Committee

Purpose.  The Nominating and Corporate Governance Committee has been appointed by the Board to identify qualified individuals to become Board members, determine whether existing Board members should be nominated for re-election, review the composition of the Board and its committees, oversee the evaluation of the Board and review and implement our Corporate Governance Principles. The Nominating and Corporate Governance Committee operates under a Board-approved written charter, a copy of which is available as indicated in the section titled “Governance” above.

Members.	Uriel E. Dutton (Chair)
Gordon T. Hall
J.W.G. (“Will”) Honeybourne

The Board has determined that each member of the Nominating and Corporate Governance Committee is independent.

Attendance at Meetings

Since we became a publicly traded company on August 20, 2007, the Board and its committees held the following number of meetings and acted by unanimous written consent the following number of times during the remainder of 2007:

Board	3
Board Action by Unanimous Written Consent	2
Audit Committee	3
Compensation Committee	2
Compensation Committee Action by Unanimous Written Consent	2
Nominating and Corporate Governance Committee	1
Nominating and Corporate Governance Committee Action by Unanimous Written Consent	1

We expect members of the Board to attend all meetings. All directors standing for re-election attended 100% of the meetings of the Board and Board committees on which they served since August 20, 2007. Directors are also encouraged to attend the annual meeting of stockholders.

Compensation of Directors

Cash Compensation.  On August 20, 2007, the Compensation Committee recommended and the Board approved remuneration for non-employee members of the Board that was composed of cash and equity. Each director (other than Messrs. Snider and Hall) receives a cash retainer in the annual amount of $30,000 (payable in four equal quarterly installments). Directors are reimbursed for expenses incurred for attendance at the meetings of the Board and its committees. The chairs of the Audit Committee and Compensation Committee each receive an annual retainer of $15,000 (payable in four equal quarterly installments) and the chair of the Nominating and Corporate Governance Committee receives an annual retainer of $10,000 (payable in four equal quarterly installments). Each director (other than Messrs. Snider and Hall) also receives $1,500 per meeting attended.

Mr. Hall receives a retainer of $150,000 per year (payable in four equal quarterly installments) for his services as a director and Chairman of the Board.

Equity-Based Compensation.  It is anticipated that each non-employee director will receive an annual equity grant beginning in 2008. The Compensation Committee chose not to provide an equity grant during 2007, except as follows:

•	on August 20, 2007, the Compensation Committee approved the grant of 1,400 non-qualified stock options to Mr. Danner; and

•	on October 1, 2007, the Compensation Committee approved the grant of 900 non-qualified stock options to Mr. Jackson.

The Compensation Committee determined to grant equity awards only to Messrs. Danner and Jackson in 2007, because neither of them received an annual equity grant prior to the merger in his capacity as an executive of Universal and Hanover, respectively. The number of options awarded to Messrs. Danner and Jackson was based on a pro-ration of an annual grant value of $125,000 (with an assumed option value as a percentage of face value and rounded to the nearest 100 options). The stock options vest on the one-year anniversary of the date of grant.

Director Stock and Deferral Plan.  Pursuant to Exterran’s Director Stock and Deferral Plan, directors may elect to receive all or a portion of their cash remuneration in the form of our Common Stock. In addition, for 2008, the directors were provided the opportunity to defer their cash remuneration under the plan.

Total Compensation.  Set forth below is a summary of the total compensation attributable to each non-employee director’s service to Exterran during 2007, which commenced on August 20, 2007.

Total Non-Employee Director Compensation — 2007

	Cash Compensation(1)			Long Term Incentive Awards
	Board	Committee	Meeting	Stock	Restricted
	Retainer	Chair Retainer	Fees	Options(2)	Stock(3)	Total

Janet F. Clark	$10,842	$5,421	$7,500	$35,475	—	59,238
Ernie L. Danner	10,842		4,500	12,284	—	27,626
Uriel E. Dutton	10,842	3,614	4,500	35,475	—	54,431
Gordon T. Hall	54,212		—	—	75,659	129,871
J. W. G. Honeybourne	10,842		6,000	35,475	—	52,317
John E. Jackson	10,842		4,500	8,270	—	23,612
William C. Pate	10,842		9,000	—	12,834	32,676
Stephen M. Pazuk	10,842	5,421	6,000	—	12,834	35,097

(1)	Retainers and meeting fees reflect Board of Director service from August 20, 2007 through December 31, 2007.

(2)	The amounts shown are based on the compensation cost we recognize as described in SFAS 123R relating to stock options awarded by Universal or Exterran. The actual value of stock options ultimately realized by each director is dependent on fluctuations in the market price of our Common Stock.

(3)	The amounts shown are based on the compensation cost we recognize as described in SFAS 123R relating to restricted stock awarded by Hanover. The actual value of restricted stock ultimately realized by each director will vary based on fluctuations in the market price of our Common Stock.

Director Qualifications and Nominations

Stockholders may propose director nominees to the Nominating and Corporate Governance Committee (for consideration for election at the 2009 Annual Meeting of Stockholders) by submitting, within the time frame set forth in this Proxy Statement on page 46, the names and supporting information (including confirmation of the nominee’s willingness to serve as a director) to: Exterran Holdings, Inc., 4444 Brittmoore Road, Houston, Texas 77041, Attention: Corporate Secretary.

Any stockholder-recommended nominee will be evaluated in the context of our director qualification standards and the existing size and composition of the Board. The Nominating and Corporate Governance Committee believes that all Board candidates should be selected for their character, judgment, ethics, integrity, business experience, time commitment and acumen. The Board, as a whole, through its individual members, seeks to have competence in areas of particular importance to us such as finance, accounting, international business and relevant technical expertise. Directors must be committed to enhancing the long-term interests of our stockholders as a whole and should not be biased toward the interests of any particular segment of the stockholder or employee population. Board members should also be prepared to travel to personally attend meetings of the Board and its committees and should be ready to dedicate sufficient time to prepare in advance of such meetings to allow them to make an effective contribution to the meetings. Further, Board members should ensure that they are not otherwise committed to other activities which would make a commitment to Exterran’s Board impractical or unadvisable and should satisfy the independence, qualification and composition requirements of the Board and its committees, as required by law or the rules of the NYSE, our certificate of incorporation and bylaws and our Corporate Governance Principles.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee of the Board of Directors during the last completed fiscal year were Messrs. Honeybourne, Pate and Pazuk. There are no matters relating to interlocks or insider participation that we are required to report.

EXECUTIVE OFFICERS

The following provides information regarding our executive officers as of March 18, 2008. All officers were elected by the Board on August 20, 2007. Certain of our executive officers also serve as officers of Exterran GP LLC, the ultimate general partner of Exterran Partners, L.P., a master limited partnership which is 51% owned by Exterran and its wholly owned subsidiaries. Information concerning the business experience of Mr. Snider is provided under the Section titled “— Nominees for Director” on page 4 of this Proxy Statement.

J. Michael Anderson, 45, is Senior Vice President and Chief Financial Officer. He also serves as Senior Vice President and director of Exterran GP LLC, positions he has held since June 2006 and October 2006, respectively. Prior to the merger of Hanover and Universal, Mr. Anderson was Senior Vice President and Chief Financial Officer of Universal, a position he assumed in March 2003. Mr. Anderson held various positions with Azurix Corp. (a water and wastewater utility and services company), including, and primarily as, Chief Financial Officer and later as Chairman and Chief Executive Officer. Prior to that time, he spent ten years in the Global Investment Banking Group of J.P. Morgan Chase & Co., where he specialized in merger and acquisitions advisory services. Mr. Anderson also serves as an officer and director of certain other Exterran majority-owned subsidiaries.

Kenneth R. Bickett, 46, is Vice President and Controller. He also serves as Vice President and Controller of Exterran GP LLC, a position he has held since June 2006. Prior to the merger of Hanover and Universal and since July 2005, Mr. Bickett served as Vice President, Accounting and Corporate Controller of Universal. Mr. Bickett previously served as Vice President and Assistant Controller for Reliant Energy, Inc. (an electricity and energy services provider). Prior to joining Reliant Energy in 2002, Mr. Bickett was employed by Azurix Corp. since 1998, most recently as Vice President and Controller. Mr. Bickett also serves as an officer of certain other Exterran majority-owned subsidiaries.

D. Bradley Childers, 43, is Senior Vice President. He also serves as Senior Vice President of Exterran GP LLC, a position he has held since June 2006, and as President, North America of Exterran Energy Solutions, L.P., a position he has held since March 2008. From August 2007 through March 2008, Mr. Childers served as Exterran’s Senior Vice President, Corporate Development. Prior to the merger of Hanover and Universal, Mr. Childers was Senior Vice President of Universal and President of the International Division of Universal Compression, Inc., Universal’s wholly owned subsidiary, positions he held since July 2006. Previously, he served as Senior Vice President, Business Development, General Counsel and Secretary of Universal beginning in April 2005 and as Senior Vice President, General Counsel and Secretary of Universal beginning in September 2002. Prior to joining Universal, he held various positions with Occidental Petroleum Corporation and its subsidiaries (an international oil and gas exploration and production company) from 1994 to 2002, including Vice President, Business Development at Occidental Oil and Gas Corporation and corporate counsel. Mr. Childers also serves as an officer and director of certain other Exterran majority-owned subsidiaries.

Brian A. Matusek, 49, is Senior Vice President and Chief Operating Officer. He also serves as Senior Vice President and director of Exterran GP LLC, a position he has held since October 2007. Prior to the merger of Hanover and Universal, Mr. Matusek was Senior Vice President, Western Hemisphere of Hanover, a position he assumed in July 2006, having served as Senior Vice President, U.S. and Global Services since May 2005. He joined Hanover in August 2003 and had previously served as Vice President of Marketing, Product Development & Domestic Sales and Vice President of Marketing and Strategic Development. Prior to joining Hanover, Mr. Matusek served in various senior managerial roles with Schlumberger (an oilfield services company), from 1998 through 2003, including leadership roles in Schlumberger’s compression systems and artificial lift product lines. Before joining Schlumberger as part of its purchase of Camco International, Inc. (a provider of oilfield equipment and services for applications in oil and gas drilling, completion and production), he served as Vice President, International Business of Camco. Mr. Matusek also serves as an officer and director of certain other Exterran majority-owned subsidiaries.

Steven W. Muck, 55, is Senior Vice President, Global Human Resources. Prior to the merger of Hanover and Universal, Mr. Muck served as Vice President, Global Human Resources and Health, Safety and Environment of Hanover since July 2006, having served as Vice President, Latin America since May 2005. Mr. Muck joined Hanover in 2000 as Vice President, International Operations. From 1997 to 2000, Mr. Muck served as Vice President of Worldwide Operations of Dresser-Rand Compressor Services (a provider of equipment to the oil, gas and chemical industries). In addition, Mr. Muck held positions in sales, marketing and operations with Dresser-Rand and its predecessor, Ingersoll Rand, from 1975 to 1997. Mr. Muck also serves as an officer of certain other Exterran majority-owned subsidiaries.

Daniel A. Newman, 51, is Senior Vice President, Manufacturing and Supply Chain. Prior to the merger of Hanover and Universal, Mr. Newman served as Vice President, Manufacturing and Global Services of Hanover since January 2006, having served as Director Global Services since May 2005. Mr. Newman joined Hanover in June 2004 as Director Global Engineering. Prior to joining Hanover, he served as Vice President of the Central U.S. Division of Halliburton (an energy service provider and construction company, including well logging, well completion and reservoir engineering). Mr. Newman began his career as a manufacturing engineer with Halliburton and held a variety of positions with the company, including Research and Development Engineer, Product Scheduling Manager for the U.S., Manufacturing Engineering Manager, Global Manufacturing Technology Manager and Vice President, Global Shared Services. Mr. Newman also serves as an officer and director of certain other Exterran majority-owned subsidiaries.

Daniel K. Schlanger, 34, is Senior Vice President. He also serves Exterran GP LLC as Senior Vice President and Chief Financial Officer, positions he has held since June 2006, and as a director, a position he has held since October 2006. Prior to the merger of Hanover and Universal and since May 2006, Mr. Schlanger served as Vice President, Corporate Development of Universal Compression, Inc. (a wholly owned subsidiary of Universal). From August 1996 through May 2006, Mr. Schlanger was employed as an investment banker with Merrill Lynch & Co. where he focused on the energy sector.

Donald C. Wayne, 41, is Senior Vice President, General Counsel and Secretary. He also serves as Vice President, General Counsel and Secretary of Exterran GP LLC, a position he has held since August 2006. Prior to the merger of Hanover and Universal, Mr. Wayne served as Vice President, General Counsel and Secretary of Universal, a position he held since joining Universal in August 2006. Prior to joining Universal, he served as Vice President, General Counsel and Secretary of U.S. Concrete, Inc. (a producer of ready-mixed concrete and concrete-related products) from 1999 to August 2006. Prior to joining U.S. Concrete in 1999, Mr. Wayne served as an attorney with the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P. Mr. Wayne also serves as an officer and director of certain other Exterran majority-owned subsidiaries.

BENEFICIAL OWNERSHIP OF COMMON STOCK

5% Stockholders

The following table provides information about beneficial owners, known by us as of March 18, 2008, of more than 5% of the outstanding Common Stock (the “5% Stockholders”). Unless otherwise noted in the footnotes to the table, the 5% Stockholders named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them. This information is based upon statements that have been filed with the SEC pursuant to Section 13(d) or Section 13(g) under the Securities Exchange Act of 1934.

	Number of Shares		Approximate
Name and Address of Beneficial Owner	Beneficially Owned		Percent of Class

Barclay’s Global Investors, NA	3,339,318	(1)	5.1%
45 Fremont Street San Francisco, CA 94105
Dimensional Fund Advisors LP	3,471,783	(2)	5.3%
1299 Ocean Avenue, 11th Floor Santa Monica, California 90401
EGI-HC, L.L.C.	4,386,249	(3)	6.7%
Two North Riverside Plaza, Suite 600 Chicago, Illinois 60606
FMR Corp	9,482,533	(4)	14.5%
82 Devonshire Street Boston, Massachusetts 02109

(1)	Barclays Global Investors, NA is the beneficial owner of 1,550,994 shares of our Common Stock and has sole dispositve power over such shares and sole voting power over 1,318,350 shares. Barclays Global Fund Advisors is the beneficial owner of 1,681,329 shares and has sole voting and dispositive power over such shares. Barclays Global Investors, LTD is the beneficial owner of 51,843 shares and has sole dispositive power over such shares and sole voting power over 45,366 shares. Barclays Global Investors Japan Limited is the beneficial owner of 55,152 shares and has sole voting and dispositive power over such shares.

(2)	Dimensional Fund Advisors LP (“Dimensional”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as investment manager to certain commingled group trusts and separate accounts (the “Funds”). In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over shares of our Common Stock that are owned by the Funds and may be deemed to be the beneficial owner. All securities reported in the table above are owned by the Funds, and Dimensional disclaims beneficial ownership of such securities.

(3)	EGI-Fund (05-07) Investors, L.L.C., a Delaware limited liability company (“Fund 05-07”), is the managing member of EGI-HC, L.L.C., a Delaware limited liability company (“EGI-HC”). SZ Investments, L.L.C., a Delaware limited liability company (“SZI”), is the managing member of Fund 05-07. SZI is indirectly owned by various trusts established for the benefit of Samuel Zell and his family (the “Trusts”). The trustee of each of the Trusts is Chai Trust Company, L.L.C., an Illinois limited liability company (“Chai Trust”). Fund 05-07, SZI, EGI-HC and Chai Trust share voting power and dispositive power over the shares owned beneficially by them. EGI-HC holds 4,306,249 shares of our Common Stock and Fund 05-07 holds 80,000 shares of our Common Stock.

(4)	Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR LLC, is the beneficial owner of 8,867,607 shares of our Common Stock as a result of acting as investment adviser to various investment companies (the “Funds”). Edward C. Johnson III and FMR Corp. have sole dispositive power of such shares but not voting power. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.

Pyramis Global Advisors, LLC (“PGALLC”), an indirect wholly owned subsidiary of FMR LLC, is the beneficial owner of 75,000 shares of our Common Stock as a result of its serving as investment adviser to institutional accounts, non-U.S. mutual funds, or investment companies registered under Section 8 of the Investment Company Act of 1940 owning such shares. Edward C. Johnson III and FMR LLC, through its control of PGALLC, each has sole voting and dispositive power over such shares.

Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly owned subsidiary of FMR LLC, is the beneficial owner of 516,226 shares of our Common Stock as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson III and FMR LLC, through its control of PGATC, each has sole dispositive power over 516,226 shares and sole voting power over 486,592 shares.

Fidelity International Limited (“FIL”) and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FIL is the beneficial owner of 23,700 shares of our Common Stock. Partnerships controlled predominantly by members of the family of Edward C. Johnson III, Chairman of FMR LLC and FIL, or trusts for their benefit, own shares of FIL voting stock with the right to cast approximately 47% of the total votes which may be cast by all holders of FIL voting stock. FMR LLC and FIL are separate and independent corporate entities, and their boards of directors are generally composed of different individuals.

Officers and Directors

The following table provides information, as of March 18, 2008, regarding the beneficial ownership of our Common Stock by each of our directors, each of our Named Executive Officers (as identified on page 17 of this Proxy Statement), and all of our current directors and executive officers as a group. Unless otherwise noted in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them. The address for each executive officer and director listed below is c/o Exterran Holdings, Inc., 4444 Brittmoore Road, Houston, Texas 77041.

	Shares	Unvested				Percent
	Owned	Restricted	Stock	Indirect	Total	of
Name of Beneficial Owner	Directly(1)	Stock(2)	Options(3)	Ownership	Ownership	Class

Non-Employee Directors
Janet F. Clark	3,721	—	32,500		36,221	*
Ernie L. Danner	7,939	—	113,350	1,340	122,629	*
Uriel E. Dutton	701	—	47,500		48,201	*
Gordon T. Hall	23,432	9,002	7,210		39,644	*
J.W.G. Honeybourne	2,800	—	10,000		12,800	*
John E. Jackson	7,855	—	26,946	48	34,849	*
William C. Pate(4)	183	1,527			1,710	*
Stephen M. Pazuk	2,663	1,527	5,200		9,390	*
Officers		—
Stephen A. Snider	42,153	41,393	366,234	2,188	451,968	*
Brian A. Matusek	21,673	19,320	7,352		48,345	*
J. Michael Anderson	10,850	18,040	142,290	877	172,057	*
Steven W. Muck	13,957	11,504	12,768	39	38,268	*
D. Bradley Childers	5,782	17,370	120,705	962	144,819	*
All directors and executive officers as a group (17 persons)					1,208,421	1.8%

*	Less than 1%

(1)	Includes vested restricted stock awards and, where applicable, shares acquired under the Company’s Employee Stock Purchase Plan.

(2)	Unvested restricted stock awards vest on the anniversary date of grant and have no less than a three-year vesting period from the original date of grant. Officers and directors have voting power and, once vested, dispositive power.

(3)	Shares that can be acquired immediately or within 60 days of March 18, 2008 through the exercise of stock options and, where applicable, through a distribution from Universal’s Employee Supplemental Savings Plan.

(4)	Mr. Pate is Chief Investment Officer of Equity Group Investments, L.L.C. (“EGI”), but disclaims beneficial ownership of the shares that are owned by EGI. See footnote 3 of the “5% Stockholders’ table on page 11 of this Proxy Statement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who beneficially own more than 10% of our Common Stock to file reports with the SEC and us to disclose their initial beneficial ownership of Common Stock and changes in such ownership. Based upon a review of such reports furnished to us and certifications from our directors and executive officers, we believe that during 2007, all of our directors, executive officers and beneficial owners of more than 10% of our Common Stock complied with all Section 16(a) filing requirements applicable to them with the following exceptions: a Form 4 disclosing the grant of 1,400 stock options to Mr. Danner for his service as a director and a Form 4 disclosing the acquisition of 71 shares by Ms. Clark under the Directors’ Stock and Deferral Plan was filed late, each due to an administrative error.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Independent Registered Public Accounting Firm of Hanover

Prior to the merger of Hanover and Universal, PricewaterhouseCoopers LLP (“PwC”) and Deloitte & Touche LLP (“Deloitte”) acted as the independent registered public accounting firm for Hanover and Universal, respectively. Hanover was the accounting acquirer in the merger with Universal and, with the approval of Hanover’s board of directors, PwC’s appointment as Hanover’s independent registered public accounting firm was concluded upon consummation of the merger. PwC’s reports on Hanover’s financial statements for the prior two fiscal years did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the prior two fiscal years and through August 20, 2007, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference thereto in its reports on Hanover’s financial statements for such years. In addition, during the prior two fiscal years and through August 20, 2007, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K of the Securities Exchange Act of 1934.

Independent Registered Public Accounting Firm of Exterran

On August 20, 2007, Exterran’s Audit Committee ratified the appointment of Deloitte as the independent registered public accounting firm to audit our consolidated financial statements for fiscal year 2007. The Audit Committee has also selected Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2008. We are submitting the selection of Deloitte for stockholder ratification at the 2008 Stockholders’ Meeting. A representative of Deloitte is expected to be present at the 2008 Stockholders’ Meeting and will have an opportunity to make a statement and to respond to appropriate questions from stockholders.

Our organizational documents do not require that our stockholders ratify the selection of our independent registered public accounting firm. We are requesting such ratification because we believe it is a matter of good corporate practice. If our stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain Deloitte. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional services rendered by (a) PwC and its member firms and respective affiliates on behalf of Hanover (the accounting acquirer in the merger with Universal) for calendar year 2006, and by (b) Deloitte and its member firms and respective affiliates on behalf of Exterran for calendar year 2007:

Types of Fees	FY 2007	FY 2006
	(In thousands)

Audit fees(a)	$2,945	$3,209
Audit-related fees(b)	35	4
Tax fees(c)	1,033	65
All other fees(d)	—	2

Total fees:	$4,013	$3,280

(a)	Audit fees include fees billed by our independent registered public accounting firm related to audits and reviews of financial statements that we are required to file with the SEC, audits of internal control over financial reporting, statutory audits of certain of our subsidiaries’ financial statements as required under local regulations and other services, including issuance of comfort letters and assistance with and review of documents filed with the SEC.
(b)	Audit-related fees include fees billed by our independent registered public accounting firm related to employee benefit plan audits and consultations concerning financial accounting and reporting standards.
(c)	Tax fees include fees billed by our independent registered public accounting firm primarily related to tax compliance and consulting services.
(d)	All other fees include fees billed by our independent registered public accounting firm related to software licensing agreements.

In considering the nature of the services provided by Deloitte, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with our independent registered public accounting firm and our management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

Pre-Approval Policy

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services, and will not engage any other independent registered public accounting firm to render audit services, unless the service is specifically approved in advance by the Audit Committee.

The Audit Committee’s practice is to consider for approval, at its regularly scheduled meetings, all audit and non-audit services proposed to be provided by our independent registered public accounting firm. In situations where a matter cannot wait until the next regularly scheduled committee meeting, the chair of the Audit Committee has been delegated authority to consider and, if appropriate, approve audit and non-audit services. Approval of services and related fees by the Audit Committee chair are reported to the full Audit Committee at the next regularly scheduled meeting. All services performed by our independent registered public accounting firm in 2007 were pre-approved by the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE
FOR
THE RATIFICATION OF THE REAPPOINTMENT OF DELOITTE & TOUCHE LLP.

REPORT OF THE AUDIT COMMITTEE

The purpose of the Audit Committee is to assist the Board of Directors in its general oversight of Exterran’s financial reporting, internal controls and audit functions. The Audit Committee Charter describes in greater detail the full responsibilities of the Audit Committee and is available on Exterran’s website at www.exterran.com.

The Audit Committee has reviewed and discussed the consolidated financial statements and management’s assessment of internal controls over financial reporting with management and Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accounting firm. Management is responsible for the preparation of financial statements and the reporting process, including the system of internal controls. Deloitte is responsible for performing an independent audit of Exterran’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee monitors these processes.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditors. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent auditors on the basis of the information it receives, discussions with management and the independent auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters. The Audit Committee has the authority to engage its own outside advisers, including experts in particular areas of accounting, as it determines appropriate, apart from counsel or advisers hired by management.

In this context, the Audit Committee met and held discussions with management and Deloitte. Management represented to the Audit Committee that Exterran’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee reviewed and discussed the consolidated financial statements with management and Deloitte. The Audit Committee also discussed with Deloitte the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU 380), as amended.

In addition, the Audit Committee discussed with Deloitte their independence from Exterran and its management, and Deloitte provided to the Audit Committee the written disclosures and letter required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees). The Audit Committee discussed with Exterran’s internal auditors and Deloitte the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and Deloitte, with and without management present, to discuss the results of their examinations, their evaluations of Exterran’s internal controls, and the overall quality of Exterran’s financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended to Exterran’s Board of Directors, and the Board has concurred, that (i) the audited financial statements be included in Exterran’s Annual Report on Form 10-K for the twelve months ended December 31, 2007, for filing with the Securities and Exchange Commission; (ii) Deloitte meets the requirements for independence; and (iii) the appointment of Deloitte for 2008 be submitted to the stockholders for ratification.

Submitted by the Audit Committee
of the Board of Directors

Janet F. Clark, Chair
Gordon T. Hall
William C. Pate

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to Exterran’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee of the Board of Directors

Stephen M. Pazuk, Chair
J.W.G. Honeybourne
William C. Pate

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) provides information about our compensation objectives and policies for our chief executive officer, chief financial officer and three other most highly compensated executive officers (our “Named Executive Officers”) and provides additional context for the numbers presented in the compensation tables which follow this discussion. For calendar year 2007, the following individuals comprised our Named Executive Officers:

•	Stephen A. Snider, President and Chief Executive Officer

•	J. Michael Anderson, Senior Vice President and Chief Financial Officer

•	D. Bradley Childers, Senior Vice President

•	Brian A. Matusek, Senior Vice President and Chief Operating Officer

•	Steven W. Muck, Senior Vice President, Global Human Resources

Prior to the consummation of the merger of Hanover and Universal effective August 20, 2007, each of our Named Executive Officers was employed by Hanover or Universal, and many of the key decisions impacting their 2007 compensation were made by the respective company’s compensation committee prior to the merger. This CD&A will address key compensation decisions made by Hanover and Universal prior to the merger, as well as actions taken by our Compensation Committee.

Compensation Committee Overview

The Compensation Committee is comprised of independent, non-employee directors and operates under a charter approved by the full Board, which is available on our website at www.exterran.com. The fundamental responsibilities of the Committee are to:

•	establish compensation programs that are consistent with our compensation philosophy and values and serve to align the interests of management with our stockholders;

•	review the Chief Executive Officer’s performance and approve the annual salary, annual performance-based compensation and long-term incentive opportunities for the Chief Executive Officer and other executive officers;

•	provide oversight of management’s decisions concerning the performance and compensation of other officers and employees;

•	review and approve any employment or severance arrangement entered into with an executive officer;

•	approve equity grants under our long-term incentive plan;

•	oversee regulatory compliance with respect to compensation matters; and

•	review and recommend to the full Board of Directors the compensation of non-employee directors.

Compensation Philosophy and Objectives

We and the Compensation Committee believe that compensation programs play a vital role in attracting and retaining people with the level of expertise and experience needed to help achieve the business objectives that ultimately drive both short- and long-term success and stockholder value. Our philosophy is to provide total compensation that is competitive with that of similarly-sized companies within the oilfield services sector by targeting cash compensation at the 50% percentile and by targeting equity compensation at the 50% to 75% percentile. The combination of these percentages positions our executives’ compensation competitively relative to the market, but places a greater emphasis on at-risk compensation. To attract, retain and motivate an effective management team, the Compensation Committee has guided management in developing a compensation program to reward the achievement of specific goals and to link pay and performance consistent with our corporate values. These values include the recognition of the importance of retaining talented employees and fostering an entrepreneurial spirit within an environment of well-reasoned risk-taking to achieve consistent growth, profitability and return for our stockholders.

More than half of the compensation earned in 2007 by our Named Executive Officers was variable and was based on corporate level financial and operational objectives as well as individual performance. This is consistent with our emphasis on a pay for performance philosophy and is intended to focus executives and key employees on Exterran’s short-term goals of profitability as well as long-term strategic goals for sustained growth and stockholder value.

Elements of Compensation

Our executive compensation programs are managed from a “total rewards” perspective, with consideration given to each of the following components:

•	base salary;

•	annual performance-based incentives;

•	long-term incentives;

•	severance; and

•	other compensation and benefit programs.

In addition to base salaries and annual incentive bonuses, our U.S. and certain of our international employees are provided and share in the cost of customary health and welfare benefits and are eligible to participate in the Exterran 401(k) Plan and Employee Stock Purchase Plan. In addition, certain employees are also eligible to participate in Exterran’s Deferred Compensation Plan. Employees whose employment is terminated due to a change of control or reduction in workforce are eligible to receive severance benefits, and certain executive officers, including our Named Executive Officers, have been provided with change of control arrangements, as further described below. Employees who are asked to relocate outside of their home country are provided with an expatriate compensation package, which generally includes assistance with housing, auto and education expenses and, where applicable, a cost of living adjustment. We have attempted to keep perquisites to a minimum and have typically made exceptions only in circumstances where necessary to attract or retain specific talent. Information on the compensation paid to our Named Executive Officers can be found in tabular format in the Summary Compensation Table on page 31 of this Proxy Statement.

Role of Our Compensation Consultant

During 2007, Hanover’s and Universal’s compensation committees engaged Towers Perrin LLC and Hewitt Associates LLC, respectively, to act as a third-party consultant in connection with the overall design of compensation and benefit programs, including executive compensation.

The chairman of Exterran’s Compensation Committee, with the Compensation Committee’s authorization, entered into an agreement in August 2007 for Towers Perrin to act as a third-party consultant to the Committee. Towers Perrin has been directed by our Compensation Committee to:

•	provide a competitive review of executive compensation in the marketplace (including data from the peer group of Exterran as selected by the Compensation Committee (and identified below under “Determining Executive Compensation”), the oilfield services industry and publicly traded companies across industries);

•	model estimated long-term incentive awards for executives, directors and other eligible employees;

•	provide an estimate of the potential cost of severance in the event of a change of control; and

•	provide the Compensation Committee and management with information on how trends, new rules, regulations and laws impact executive and board compensation practice and administration.

The scope of Towers Perrin’s compensation review includes base salary, annual incentives, long-term incentives and total direct compensation and takes into consideration Exterran’s financial plans, strategic direction, organization structure and current compensation programs.

Role of Our Executive Officers in Compensation Decisions

The most significant aspects of management’s role in the compensation-setting process are:

•	recommending compensation programs, compensation policies, compensation levels and incentive opportunities that are consistent with Exterran’s business strategies;

•	compiling, preparing and distributing materials for Compensation Committee review and consideration, including market data;

•	recommending corporate performance goals; and

•	assisting in the evaluation of employee performance.

The Chief Executive Officer annually reviews the performance of each executive. The conclusions he reaches and recommendations he makes based on these reviews, including salary adjustments, annual cash incentives and equity awards, are then presented to the Compensation Committee. The Compensation Committee meets in executive session to determine the compensation of our executive officers in its discretion, taking into account the recommendations of the Chief Executive Officer and other data and materials made available to the Committee.

Determining Executive Compensation

In considering the appropriate levels of compensation during 2007, the Hanover and Universal compensation committees engaged in a discretionary review of total compensation and used as a reference published compensation surveys, information obtained from their respective compensation consultant and compensation data contained in the proxy statements for companies which the respective compensation committees identified as its peers in the oilfield services industry, which included the following:

Hanover Peer Group	Universal Peer Group

Cameron International Corporation Grant Prideco, Inc. Hydril Co. Natco Group Inc. National Oilwell Varco, Inc. Universal Compression Holdings, Inc.	BJ Services Company
Cameron International Corporation
FMC Technologies, Inc.
Global Industries, Ltd.
Grant Prideco, Inc.
Hanover Compressor Company
Maverick Tube Corporation
Nabors Industries Ltd.
National Oilwell Varco, Inc.
Noble Corporation
Rowan Companies, Inc.
SEACOR Holdings Inc.
Tidewater Inc.
W-H Energy Services, Inc.

For the fourth quarter of 2007 and calendar year 2008, the following companies were selected by Exterran’s Compensation Committee as oilfield services industry peers based on a range of revenue, market capitalization, number of employees, product offerings, and international markets: BJ Services Company, Cameron International Corporation, FMC Technologies, Inc., Grant Prideco, Inc., Natco Group Inc., National Oilwell Varco, Inc. and Smith International, Inc. While the Compensation Committee considers peer group information in its decision-making process, particularly from a competitive and retention aspect, data from the oilfield services sector is also considered, as well as corporate and individual performance, in determining the compensation of our executive officers.

During the last quarter of 2007, the Compensation Committee reviewed each executive officer’s current and historic total compensation, which included a three year look-back at base salary, short-term incentive pay and the value of long-term incentives. In its review, the Compensation Committee focused on each executive officer’s performance and scope of responsibilities, our strategic initiatives and that individual’s contribution to those initiatives, his or her future potential, experience and competitive market pay levels relative to the oilfield services market generally and our peer group.

Each of the compensation components provided to executive officers and key employees is further described below.

Base Salaries

2007.  Base salary increases during 2007 were determined by the respective Hanover and Universal compensation committees. Each of Messrs. Snider, Anderson and Childers received a 4% increase in base salary effective July 1, 2007. Messrs. Matusek and Muck received a 10% and 8% increase in base salary, respectively, effective April 1, 2007, in recognition of significant changes in their responsibilities in July 2006.

2008.  Our Compensation Committee has determined that base pay generally should be set near the median of our peer group companies and similarly-sized companies in the oilfield services industry in order to attract and retain sufficient talent. In addition to considering market comparisons in making salary decisions, the Compensation Committee exercises judgment and discretion based upon an individual’s level of responsibility, individual skills, experience in their current role or expanded future role or promotion, performance, and external factors involving competitive positioning and general economic conditions. No specific formula is applied to determine the weight of each of these factors. Performance evaluations are conducted during the first quarter of each year and adjustments in base salaries are effective shortly thereafter. Due to the timing of the merger, Exterran’s Compensation Committee determined not to make additional adjustments in our Named Executive Officers’ base salaries for the remainder of 2007.

In February 2008, the Compensation Committee approved changes, expected to be effective in April 2008, to the annual base salaries of our Named Executive Officers as follows:

			New
		Amount of	Base
		Increase	Salary
Officer	Title	($)	($)

Stephen A. Snider	President & Chief Executive Officer	28,000	600,000
J. Michael Anderson	Senior Vice President & Chief Financial Officer	33,000	355,000
D. Bradley Childers	Senior Vice President	28,000	340,000
Brian A. Matusek	Senior Vice President & Chief Operating Officer	35,000	375,000
Stephen W. Muck	Senior Vice President, Human Resources	15,000	285,000

Annual Performance-Based Incentive Compensation

2007 Awards.  The 2007 annual performance-based incentive programs of each of Hanover and Universal were established in early 2007, and Exterran’s Compensation Committee determined that the Named Executive Officers and other participants would earn compensation based upon actual performance under the performance measures set out in the respective programs for the period of January 1, 2007 through August 20, 2007, the date of the merger, and at target performance for the remainder of 2007. The following is a brief description of Hanover’s and Universal’s annual incentive programs that applied to our Named Executive Officers in 2007.

Hanover Short-Term Incentive Program.  Messrs. Matusek and Muck, our Named Executive Officers who participated in Hanover’s 2007 performance-based short-term incentive program (the “Hanover

STI Program”), were assigned a target cash bonus award opportunity of 50% of base salary, which represented the level of payment the executive could earn in the event plan performance was achieved at “target.” Participants in the Hanover STI Program could earn payouts above or below the target based on performance levels that exceeded or fell below expectations. For 2007, annual incentive compensation was based on the following:

Hanover’s 2007 Performance Goals

	Weight of	Performance	Performance
Performance Measure	Measure	Level	Goals

Corporate Performance
EBITDA — earnings before interest, tax, depreciation and amortization	15%	Threshold	$385 million
		Target	$430 million
		Maximum	$485 million
ROCE — return on capital employed(1)	15%	Threshold	7.20%
		Target	9.00%
		Maximum	11.30%
EPS — earnings per share	20%	Threshold	$0.31
		Target	$0.57
		Maximum	$0.87
Individual Performance	50%

(1)	ROCE is calculated as (1) earnings before interest and taxes, or “EBIT,” divided by (2) the sum of short-term debt, current maturities of long-term debt, long-term debt, minority interest and stockholders’ equity, less cash. The method used in calculating ROCE for the three-year performance period computes the average annualized EBIT over the entire period and divides it by the average capital employed.

As the table above illustrates, 50% of each executive officer’s bonus that could be earned under the Hanover STI Program was to be calculated based on an objective analysis of Hanover’s financial and operational performance, with 15% based on earnings before interest, tax, depreciation and amortization (“EBITDA”), 15% based on return on capital employed (“ROCE”) and 20% based on earnings per shares (“EPS”). For each 2007 Hanover corporate performance measure, there were three levels of attainment: threshold, target and maximum. No awards could be made for any performance measure for which the threshold was not met; awards were prorated for performance between the threshold and maximum levels. For the range of possible payouts based on performance under the Hanover STI Program, see the Grants of Plan-Based Awards Table following this CD&A.

The remaining 50% of each executive officer’s bonus that could be earned under the Hanover STI Program was to be based on an examination of each executive’s performance compared with his or her pre-established goals and objectives. However, because effecting the merger required the Named Executive Officers to redirect a substantial portion of their time and focus, Exterran’s Compensation Committee chose to evaluate each executive relative to his overall performance, including with respect to effecting the merger, rather than compared with the goals and objectives established for such executive at the beginning of 2007.

For the period from January 1, 2007 through August 20, 2007, Exterran’s Compensation Committee determined that the corporate performance goals under the Hanover STI Program were attained at 200%. Because of the difficulty in assessing Hanover’s corporate performance following the merger on August 20, 2007, the Compensation Committee determined that, for the period from August 21, 2007 through December 31, 2007, incentive bonuses would be paid out at the target level (100%). Therefore, in February 2008, Exterran’s Compensation Committee concluded that the total Hanover STI Program funding associated with the achievement of corporate performance goals for 2007 would be 163.7%, assuming individual performance met Exterran’s standards. The cash incentive awards under Hanover’s STI Program were paid in March 2008, as set forth in the Summary Compensation Table following this CD&A.

Universal Officer Incentive Program.  Messrs. Snider, Anderson and Childers, our Named Executive Officers who participated in Universal’s Officer Incentive Program (the “Universal OIP”) for 2007, were assigned a target cash bonus award opportunity of 70% of base salary (100% in the case of Mr. Snider), which represented the level of payment as a percentage of base salary the executive could earn in the event plan performance was achieved at “target.” Participants in the Universal OIP could earn payouts above or below the target based on performance levels that exceeded or fell below expectations. For 2007, annual incentive compensation was based on the following:

Universal’s 2007 Performance Goals

			Weight of
		Weight of	Measure for
	Target Performance	Measure for	International
Performance Measure	Goal	Corporate Group	Group

Financial Performance
Corporate EPS — earnings per share	$3.31	30%	30%
EBT — earnings before taxes North America Division	$170.26 million	20%	—
International Division	$30.02 million	10%	30%
Operational Performance — Safety
North America Division TRIR — total reportable incident rate or International Division (excluding Argentina)	1.03/1.00	6%	—
International Division (Argentina)	1.82	2%	5%
Worldwide Collision Rate	3.0 per million miles driven	2%	5%
Individual Performance		30%	30%

As the table above illustrates, 70% of each executive officer’s bonus that could be earned under the Universal OIP was to be calculated based on an objective analysis of Universal’s financial and operational performance, with 30% based on corporate earnings per share (“EPS”), 30% based on divisional earnings before taxes (“EBT”), and 10% based on operational performance, as measured by the incident rate of recordable injuries and lost time accidents, and frequency of motor vehicle collisions occurring in a company-owned vehicle, each variable being defined in the Universal OIP. For each 2007 company performance measure, there were three levels of attainment: threshold (80% of objective), target (100% of objective) and maximum (120% of objective). No awards could be made for any performance measure for which the threshold was not met; awards were prorated for performance between the threshold and maximum levels. For the range of possible payouts based on performance under the Universal OIP, see the Grants of Plan-Based Awards Table following this CD&A.

The remaining 30% of each executive officer’s bonus that could be earned under the Universal OIP was to be based on an examination of each executive’s performance compared with his pre-established goals and objectives. However, because effecting the merger required the Named Executive Officers to redirect a substantial portion of their time and focus, Exterran’s Compensation Committee chose to evaluate each executive relative to his overall performance, including with respect to effecting the merger, rather than compared with the goals and objectives established for such executive at the beginning of 2007.

For the period from January 1, 2007 through August 20, 2007, Exterran’s Compensation Committee determined that the performance goals under the Universal OIP were attained at 56.0% of the prorated target for Messrs. Snider and Anderson (members of the Corporate Group) and at 78.7% of the prorated target for Mr. Childers (a member of the International Group). Because of the difficulty in assessing Universal’s corporate performance following the merger on August 20, 2007, the Compensation Committee determined that, for the period from August 21, 2007 through December 31, 2007, incentive bonuses would be paid out at the target level (100%). Therefore, in February 2008, the Compensation Committee concluded that the total incentive program funding associated with the achievement of performance goals for 2007 would be 72.3% for the Corporate Group and 86.6% for the International Group, assuming individual performance met Exterran’s standards.

Under the provisions of the Universal OIP, Exterran’s Compensation Committee could, in its discretion, and taking into consideration the recommendation of the Chief Executive Officer with respect to the compensation of the other Named Executive Officers, choose to apply an individual multiplier, which could range from 0 to 1.25, to each executive’s bonus for 2007. The multiplier was designed to provide differentiation for individual contribution to company performance, and could be increased above 1.25 in the discretion of the Compensation Committee. Mr. Snider recommended to the Compensation Committee that the multiplier for certain executives, including Messrs. Anderson and Childers, be set greater than 1.00, based on their individual performance. Mr. Snider also requested that his own multiplier be set below 1.00 to partially offset the increased multiplier for certain executives. The cash incentive awards under the Universal OIP were paid in March 2008, as set forth in the Summary Compensation Table following this CD&A.

2008 Awards — Exterran Annual Performance Pay Plan.  In January 2008, Exterran’s Compensation Committee approved the Exterran Annual Performance Pay Plan (the “APPP”) to provide the short-term incentive compensation element of Exterran’s total direct compensation program. Under the APPP, each Named Executive Officer will be eligible to receive an annual cash award based on our level of achievement of specified corporate performance objectives established by the Compensation Committee for that year as well as the individual Named Executive Officer’s performance assessment, which will be determined primarily through his performance evaluation for that year. The amount of a Named Executive Officer’s award under the APPP for a given year will be calculated by multiplying (i) a target percentage of his base salary by (ii) the level of Exterran’s achievement of the applicable corporate performance measures (ranging from 0% to 200% of the target performance level) for that year by (iii) his individual performance coefficient (ranging from 0% to 125%) for that year.

The Compensation Committee considered the relative responsibility of each of its executive officers, their role in continuing the integration of Exterran and their potential impact on the achievement of our short-term and long-term performance goals, in determining the target 2008 bonus opportunity for each of the Named Executive Officers (expressed as a percentage of each Named Executive Officer’s base salary for 2008), which is as follows:

		2008 Bonus
		Target
Executive Officer	Title	(%)

Stephen A. Snider	President & Chief Executive Officer	100
J. Michael Anderson	Senior Vice President & Chief Financial Officer	70
Brian A. Matusek	Senior Vice President & Chief Operating Officer	70
D. Bradley Childers	Senior Vice President	70
Steven W. Muck	Senior Vice President, Global Human Resources	50

The Compensation Committee adopted corporate performance measures under the APPP for 2008 that are related to the following:

•	the incident rate for both recordable injuries and lost time accidents for all employees worldwide;

•	EBITDA, defined for purposes of the Plan as net income plus income taxes, interest expense, depreciation and amortization expense, impairment charges, merger and integration expenses, minority interest, excluding non-recurring items, and extraordinary gains or losses;

•	growth in U.S. working horsepower from year to year;

•	bookings made outside the United States and Canada related to product sales and new contract operations projects; and

•	merger-related synergies.

For each 2008 company performance measure, there are three levels of attainment: threshold (50% of objective), target (100% of objective) and maximum (200% of objective). No awards will be made for any performance measure for which the threshold is not met; awards will be prorated for performance between the threshold and maximum levels.

Because the future performance targets for our Named Executive Officers are based on our strategic plan, we believe they reflect confidential business information. We are in a highly competitive business with low barriers to entry and we employ technology and processes that are not patented; therefore, the disclosure of our target performance objectives would potentially create competitive harm by providing competitors and other third parties with insights into our planning process and methods of obtaining a market advantage. Such disclosure could potentially give rise to below market pricing of goods and services, strategic inventory issues and overly aggressive recruiting of field employees by competitors.

Our target performance objectives generally reflect a growth rate that the Compensation Committee considered sufficiently aggressive but achievable based on the underlying strategic and operating assumptions. While future results cannot be predicted with certainty, the Compensation Committee believes that these performance targets are set at levels such that achievement of the target levels would require significant effort on the part of the executive officers and that payment of the maximum amounts would reflect results substantially in excess of internal and market expectations.

We anticipate that awards under the APPP for the year ending December 31, 2008 will be determined and paid in the first quarter of 2009.

Long-Term Incentive Compensation

2007 Awards.  During 2007, the Hanover and Universal compensation committees had the authority to provide long-term incentives to executive officers and other key employees through the award of a variety of vehicles, including stock options, restricted stock, restricted stock units, stock appreciation rights and performance-based awards, which are collectively referred to as “LTI Awards.” In determining the mix of 2007 LTI Awards, both compensation committees conducted an analysis of prior LTI Awards and considered the cost, value and retention element of these prior awards. The compensation committees also reviewed share overhang, burn rate, and the accounting treatment and earnings impact of various forms of LTI Awards. Each respective compensation committee’s determination of the size of LTI Awards to its executive officers was based on market references to long-term incentive compensation for comparable positions within the respective Peer Groups and on the subjective assessment of organizational roles and internal job relationships by the compensation committees. At the time both compensation committees were considering the grant of LTI Awards, the proposed merger between Hanover and Universal had been announced. Therefore, both compensation committees determined that in light of the merger, performance-based awards were not appropriate as management and the compensation committees would not be in a position to set meaningful performance measures for the combined company. Additionally, both compensation committees determined that retention should be a key aspect of awards during 2007, as it was anticipated that all outstanding equity awards that were granted prior to February 5, 2007, by both Hanover and Universal would vest due to the change of control triggered by the merger. Therefore, the compensation committees chose to provide long-term incentives in 2007 to executives and certain key employees as follows:

•	Messrs. Matusek and Muck (former Hanover executives) — 100% of the total LTI Award value as restricted stock, vesting at the rate of one-third per year over a period of three years on each anniversary of May 8, 2007, the date of grant, awarded under the Hanover Compressor Company 2006 Stock Incentive Plan.

•	Messrs. Snider, Anderson and Childers (former Universal executives) — 56% of the total LTI Award value as restricted stock and 44% of the total LTI Award value as stock options, in each case vesting at the rate of one-third per year over a period of three years on each anniversary of June 12, 2007, the date of grant, awarded under the Universal Compression Holdings, Inc. Restricted Stock Plan for Executive Officers and the Universal Compression Holdings, Inc. Incentive Stock Option Plan, respectively.

2008 Awards.  Exterran’s Compensation Committee and management believe that our executive officers and other key employees should have an ongoing stake in our success and that these individuals should have a meaningful portion of their total compensation tied to the achievement of our strategic objectives and long-term financial and operational performance. In considering the makeup of the 2008 LTI Awards, the Compensation Committee also considered the need to enhance retention of executives and key employees in light of the vesting of pre-2007 equity awards due to the merger. Based on this review, the Compensation Committee adjusted the mix of awards for its executive officers to include 45% Exterran restricted stock, 45% Exterran stock options and 10% phantom units of Exterran Partners, L.P., a master limited partnership in which Exterran holds a 51% ownership interest (“Exterran Partners”), or a combination of the foregoing to certain other key employees, to make up the aggregate value of long-term incentive awards during 2008. Exterran’s Compensation Committee believes that:

•	grants of stock options provide an incentive to our key employees and executive officers to work toward our long-term performance goals, as the benefit will increase only if and to the extent that the value of our Common Stock increases;

•	grants of restricted stock not only provide an incentive to our key employees and executive officers to work toward long-term performance goals, but also serve as a retention tool; and

•	grants of Exterran Partners phantom units with tandem distribution equivalent rights serve to emphasize our growth objectives with respect to Exterran Partners. Such grants will be made from the Exterran Partners, L.P. Long-Term Incentive Plan (“Exterran Partners LTIP”), which is solely administered by the compensation committee of Exterran GP LLC, the general partner of Exterran Partners’ general partner. Distribution equivalent rights (“DERs”) are the right to receive cash distributions that are provided to all common unitholders, subject to the same vesting restrictions and risk of forfeiture applicable to the underlying grant.

If our Compensation Committee determines to continue to include LTI Awards as a component of our compensation program in future years, it is expected that such LTI Awards will be granted during the first quarter of the year. Any award of equity is considered effective and priced at the close of business on the date of Compensation Committee or Board approval. The Compensation Committee has also delegated limited authority to Exterran’s Chief Executive Officer to grant equity awards, with the following restrictions:

•	The aggregate limit on the grant of restricted stock or stock-settled restricted stock units is 10,000 and the aggregate limit on the grant of stock options is 20,000;

•	The number of shares or options that can be awarded to any one individual is limited to 10% of the aggregate limit;

•	Time-vested awards will vest over a minimum of three years;

•	No grants will be made to a Section 16 officer;

•	No grants will be made retroactively (i.e., they are considered effective on the date of hire or promotion); and

•	All grants are required to be regularly reported to the Compensation Committee.

An aggregate of 2,350 shares of restricted stock was granted by the Chief Executive Officer during 2007 under the Compensation Committee’s delegation of authority.

Change of Control Arrangements

Change of Control Provisions in Equity Plans.  Hanover’s and Universal’s equity plans and/or award agreements provided for the accelerated vesting of all equity granted prior to February 5, 2007 in connection with the change of control resulting from the merger of Hanover and Universal, except for awards made under the Exterran Partners LTIP. Therefore, effective August 20, 2007, all such equity grants became fully vested. No additional grants can be made from Hanover’s and Universal’s equity plans. The Exterran Holdings, Inc. Amended and Restated 2007 Stock Incentive Plan, adopted on August 20, 2007, and subsequently amended, also provides for accelerated vesting in the event of a change of control (other than the change of control that resulted from the merger of Hanover and Universal).

Change of Control Provisions in 401(k) Plans.  Hanover’s and Universal’s respective 401(k) plans provided for the accelerated vesting of all company matching contributions in connection with the change of control that resulted from the merger of Hanover and Universal. Therefore, effective August 20, 2007, company contributions in all employee accounts became fully vested. The Exterran Holdings, Inc. 401(k) Plan also provides for accelerated vesting of all company matching contributions in the event of a change of control (other than the change of control that resulted from the merger of Hanover and Universal).

Hanover and Universal Change of Control Agreements.  Hanover and Universal had entered into change of control agreements with certain of their executive officers and key members of management. The August 20, 2007 merger of Hanover and Universal triggered a change of control under these agreements. For those executives and key employees whose employment was terminated following such change of control or whose employment may be terminated within a year of August 20, 2007, the appropriate payments have been or will be made. A more specific description of the terms of the Hanover and Universal change of control agreements, along with an illustration of the estimated payouts in connection with such agreements assuming a change of control and “qualifying termination,” is provided in this Proxy Statement beginning on page 36.

Exterran Change of Control Agreements.  Exterran’s Compensation Committee concluded that the provision of change of control agreements for its executive officers is consistent with the Compensation Committee’s compensation philosophy and is in the best interest of our stockholders. The Compensation Committee also considered the change of control agreements a customary part of executive compensation and, therefore, an aid in attracting and retaining executive talent. The Exterran change of control agreements provide for continued employment of the executive for a period of time following a qualifying change of control and are designed to ensure continuity of management in such event.

The Exterran change of control agreements generally provide that if the executive is terminated within 12 months after a change of control occurs, or if during that period the executive terminates his employment for “good reason,” as defined in the agreements, he will be entitled to a payment equal to a multiple of two times the executive’s annual base salary and target bonus (three times base salary and bonus, in the case of Mr. Snider), will be provided health and welfare benefits for a number of years equaling the payment multiple, and will receive certain other forms of remuneration. A more specific description of the terms of change of control agreements provided to our Named Executive Officers, along with an illustration of the estimated payouts in connection with such agreements assuming a change of control and “qualifying termination,” is provided in this Proxy Statement beginning on page 39.

2007 Retention Bonus Plan

After the proposed merger between Hanover and Universal was announced, during the first quarter of 2007, the boards of directors of Hanover and Universal approved the adoption of retention plans that were intended to provide select employees, including certain of our Named Executive Officers, with an incentive to continue employment in light of the pending merger between the two companies. The Hanover Compressor Company Retention Plan and the Universal Compression Holdings, Inc. Retention Bonus Plan (collectively, the “Retention Bonus Plans”) provide for the payment of the following amounts to our Named Executive Officers on the dates indicated:

		Amount of Retention
	Expected	Bonus Award
Named Executive Officer	Payment Date	($)

J. Michael Anderson	April 30, 2008	160,000
D. Bradley Childers	April 30, 2008	160,000
Steven W. Muck	March 31, 2008	250,000

The amounts payable under the Retention Bonus Plans were set at a level that was intended to provide a sufficient incentive to the executive to remain in the employ of Exterran for an adequate period of time following the merger and ensure a smooth integration of Hanover and Universal. Under the terms of the

Retention Bonus Plans, if the officer remains in the employment of Exterran up to the payment date indicated in the table, the officer is entitled to be paid his entire retention bonus, and if any of the above officers’ employment with Exterran is terminated prior to the payment date by reason of death, disability or termination without cause (as defined in the Retention Bonus Plans), that officer will be entitled to be paid his entire retention bonus.

Other Compensation Programs

401(k) Retirement and Savings Plans

Prior to the merger, Hanover maintained the Hanover Companies Retirement Savings Plan (the “Hanover 401(k) Plan”) and Universal maintained the 401(k) Retirement and Savings Plan (the “Universal 401(k) Plan”), both of which provided employees, including the Named Executive Officers, the opportunity to defer up to 25% of their eligible salary up to the IRS maximum deferral amount on a pre-tax basis. This was accomplished through contributions to an account maintained by an independent trustee in investments as directed by the employee. Hanover and Universal each had a policy to match an employee’s contribution, up to a maximum of 3% and 4.5% of an employee’s annual eligible compensation, respectively, and in the case of the Universal 401(k) Plan, subject to limitations described under “Employees’ Supplemental Savings Plan” below. As noted above, as a result of the merger, all company matching contributions under the Hanover 401(k) Plan and the Universal 401(k) Plan fully vested on the merger date.

Effective January 1, 2008, Exterran Holdings’ Board of Directors amended the Hanover 401(k) Plan (as amended, the “Exterran 401(k) Plan”) to, among other things, provide that Exterran would become the plan sponsor and merge the Universal 401(k) Plan with and into the Exterran 401(k) Plan. The Exterran 401(k) Plan provides employees the opportunity to defer up to 25% of their eligible salary up to the IRS maximum deferral amount on a pre-tax basis. This is accomplished through contributions to an account maintained by an independent trustee. Exterran’s policy for all employees is to match 100% of an employee’s contribution to a maximum of 1% of the employee’s annual eligible compensation plus 50% of an employee’s contribution to a maximum of 5% of the employee’s annual eligible compensation. The employee may direct how the funds are invested. Employees vest in Exterran’s contributions after two years of service.

Employees’ Supplemental Savings Plan

Prior to the merger, Universal sponsored an Employees’ Supplemental Savings Plan (the “ESSP”) through which employees with an annual base salary of $100,000 or more, including the Named Executive Officers, could defer up to 25% of their eligible salary on a pre-tax basis. The ESSP was a nonqualified, deferred compensation plan and participation was voluntary. Participants could also defer up to 100% of their incentive bonus in 25% increments. Universal’s policy was to provide matching contributions to the ESSP, in the form of Universal common stock. Deferrals from bonuses were not eligible for the match. The match limits of 3% and 4.5% (based on company tenure) were aggregate amounts and included both the Universal 401(k) Plan and the ESSP match amounts. The ESSP was designed in part to provide a vehicle to restore qualified plan benefits that were reduced as a result of limitations imposed under the Internal Revenue Code of 1986, as amended (the “Code”). It also enabled deferral of compensation that would otherwise be treated as excess employee remuneration by Universal within the meaning of Section 162(m) of the Code.

Effective January 1, 2008, the ESSP was amended to (i) change the plan sponsor to Exterran, (ii) freeze the ESSP with respect to new participation and contributions as of December 31, 2007 and (iii) fully vest the accounts of active participants as of that date. On December 31, 2007, all deferred compensation and employer matching contributions that were earned or vested under the ESSP after December 31, 2004, along with all associated earnings, gains and losses, were transferred from the ESSP to the Exterran Deferred Compensation Plan (described below) and will be maintained and distributed under the Exterran Deferred Compensation Plan. The ESSP is intended to be a “grandfathered” plan for purposes of Section 409A of the Code.

Deferred Compensation Plan

Effective January 1, 2008, our Board of Directors adopted the Exterran Deferred Compensation Plan (the “Deferred Compensation Plan”), under which key management or highly compensated employees may (i) defer receipt of their compensation, including up to 100% of their salaries and up to 100% of their bonuses, and (ii) be credited with company contributions that are designed to make-up a portion of the employer-matching contribution that cannot be made under the Exterran 401(k) Plan due to qualified plan limits under the Code. We may, but have no obligation to, make discretionary contributions on behalf of a participant, in such form and amount as Exterran’s Compensation Committee deems appropriate, in its sole discretion. In addition, the ESSP deferred compensation and employer matching contributions that were not earned and vested prior to January 1, 2005 were transferred to the Deferred Compensation Plan.

Participant elections with respect to deferrals of compensation and distributions generally must be made in the year preceding that in which the compensation is earned, except that our Compensation Committee may permit a newly eligible participant to make deferral elections up to 30 days after he or she first becomes eligible to participate in the Deferred Compensation Plan. The Deferred Compensation Plan is an “unfunded” plan for state and federal tax purposes, and participants have the rights of our unsecured creditors with respect to their Deferred Compensation Plan accounts.

Participants may elect to receive distributions of their accounts while still in the service of Exterran or upon the participant’s separation from service or disability, each as defined in the Deferred Compensation Plan. Participants also may elect to receive distributions of their accounts either in a lump sum or in two to 10 annual installments. Distributions will be made in cash, except that a participant may elect to have any portion of his or her account that is deemed invested in our Common Stock to be distributed in shares of Common Stock if the distribution is made prior to January 1, 2011.

Employee Stock Purchase Plan

On August 20, 2007, our Board of Directors adopted the Exterran Holdings, Inc. Employee Stock Purchase Plan (the “ESPP”), which provides our eligible employees with an option to purchase Common Stock through payroll deductions and is designed to comply with Section 423 of the Code. Exterran’s Compensation Committee, which administers the ESPP, has determined that employees who elect to participate in the ESPP will initially have an option to purchase a share of Common Stock at the lesser of (i) 85% of the fair market value of a share of Common Stock on the offering date or (ii) 85% of the fair market value of a share of Common Stock on the purchase date. Exterran’s Compensation Committee has the discretion to set the purchase price at 85% to 100% of the fair market value of a share of Common Stock on one of the following dates: (i) the offering date, (ii) the purchase date or (iii) the offering date or the purchase date, whichever is lower. The initial offering period commenced on October 1, 2007 and offering periods will consist of three months, or such other period as may be determined from time to time by Exterran’s Compensation Committee. A total of 650,000 shares of Common Stock have been authorized and reserved for issuance under the ESPP.

Amended and Restated 2007 Stock Incentive Plan

On August 20, 2007, our Board of Directors initially adopted and then subsequently amended the Exterran Holdings, Inc. Amended and Restated 2007 Stock Incentive Plan (the “Stock Incentive Plan”), which is administered by our Compensation Committee and authorizes the issuance of awards, at the discretion of our Compensation Committee, of Common Stock, stock options, restricted stock, restricted stock units, stock appreciation rights and performance awards to our directors and employees and employees of our subsidiaries. A maximum of 4,750,000 shares of Common Stock is available for issuance under the Stock Incentive Plan. This plan was approved by Universal’s and Hanover’s stockholders in connection with their approval of the merger of the two companies.

Perquisites

Hanover, Universal and Exterran made what we believed were limited use of perquisites during 2007. None of our executive officers had company cars or car allowances. A taxable benefit of tax preparation and planning services was made available to each Named Executive Officer formerly employed by Universal. The health care and insurance coverage provided to our executives was the same as that provided to all active employees with the exception of the Medical Expense Reimbursement Plan (“MERP”). The MERP provided for additional medical, dental, and vision benefits to certain of our executive officers, and an annual physical examination was made available to our Named Executive Officers during 2007. In addition, we have agreed that Mr. Snider and his spouse will be entitled to continue to participate at no cost in Exterran’s medical benefit plan following his retirement, provided he remains an active employee of Exterran until the time of his retirement.

Chief Executive Officer Compensation

Our President and Chief Executive Officer, Steve Snider, received compensation through August 20, 2007, from Universal in his role as Universal’s President and Chief Executive Officer. Upon consummation of the merger, Exterran’s Compensation Committee determined not to make any changes in the compensation of our Named Executive Officers, including Mr. Snider, during the remainder of 2007. Mr. Snider’s compensation was determined by the Universal compensation committee using substantially the same criteria utilized to determine compensation for the other Named Executive Officers who were former executives of Universal, as described above.

Base Salary.  In accordance with Universal’s overall philosophy and practice to provide generally for 4% base salary increases in 2007, its compensation committee chose to increase Mr. Snider’s 2006 annual base salary by 4% to $572,000, effective July 1, 2007.

Annual Performance-Based Incentive Compensation.  Exterran’s Compensation Committee considered Universal’s corporate performance with respect to the measures described in the section above entitled the “— Determining Executive Compensation — Annual Performance-Based Incentive Compensation” section above and Mr. Snider’s personal performance as evaluated by the Compensation Committee. In reviewing Mr. Snider’s performance during 2007, the Compensation Committee disregarded the objectives that Universal’s compensation committee had established at the beginning of 2007 and instead considered overall corporate performance, the leadership role Mr. Snider played in effecting the merger and the level of success of the subsequent integration of Hanover and Universal. In addition, the entire Board of Directors participated in a written evaluation of Mr. Snider’s performance with respect to qualitative measures (including, but not limited to, strategic and organizational leadership, customer satisfaction and other key relationships, financial management and ethics), the results of which the Compensation Committee considered. Although, based on this evaluation, Mr. Snider was determined to have met or exceeded the Board’s expectations, Mr. Snider requested that the Compensation Committee apply an individual performance multiplier to his 2007 bonus of less than 1.00 (as described in the section titled “- Universal Officer Incentive Program”), which resulted in a reduced payout to Mr. Snider of $350,000.

Long-Term Incentive Award.  The Universal compensation committee considered it in the best interest of both the stockholders and Mr. Snider to emphasize long-term incentives as a key component of Mr. Snider’s total compensation. To recognize the importance of Mr. Snider’s role in effecting the merger between Universal and Hanover and integrating the two companies, the Universal compensation committee approved on June 12, 2007, the following LTI Award for Mr. Snider:

•	A grant of 21,333 shares of restricted stock, which represents approximately 50% of the total value of Mr. Snider’s 2007 LTI Award. The restricted stock is subject to vesting at the rate of one-third per year on each anniversary from the date of grant over a period of three years.

•	A grant of 3,984 incentive stock options and 34,667 non-qualified options to purchase our Common Stock, which represents approximately 50% of the total value of Mr. Snider’s 2007 LTI Award. The stock options are subject to vesting at the rate of one-third per year on each anniversary from the date of grant over a period of three years.

The size and type of awards provided to Mr. Snider, taken together with the other elements of his compensation, were determined by Universal’s compensation committee to be appropriate and were designed to encourage the achievement of a successful merger, improved operating results and growth in stockholder value as well as to aid in retention and to ensure a greater ownership stake in Exterran, thereby further aligning Mr. Snider’s interests with those of our stockholders.

Stock Ownership Requirements

We do not have any policy or guidelines that require specified ownership of our Common Stock by our directors or executive officers or stock retention guidelines applicable to equity-based awards granted to directors or executive officers. As of March 18, 2008, the Named Executive Officers held 649,349 stock options and 107,627 shares of restricted stock, representing 1% of the outstanding Common Stock.

Accounting Implications and Compensation Deductions Limitation

We accounted for the equity compensation expense under Statement of Financial Accounting Standards No. 123R, “Share-Based Payment,” which requires us to estimate and record an expense for each award of equity compensation over the vesting period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation was incurred.

Section 162(m) of the Code limits the deductibility of certain compensation expenses in excess of $1,000,000 to any one individual in any fiscal year. Compensation that is “performance-based” is excluded from this limitation. For compensation to be “performance-based,” it must meet certain criteria including certain predetermined objective standards approved by stockholders. We believe that maintaining the discretion to evaluate the performance of our executive officers is an important part of our responsibilities and benefits our stockholders. The Compensation Committee, in coordination with management, periodically assesses the potential application of Section 162(m) on incentive compensation awards and other compensation decisions.

Conclusion

We believe that our executive compensation programs for 2007 were:

•	appropriate in amount;

•	appropriately applied to our Named Executive Officers; and

•	necessary to retain the executive officers who are essential to our continued development and success, to compensate those executive officers for their contributions and to enhance stockholder value.

INFORMATION REGARDING EXECUTIVE COMPENSATION

In the tables that follow, compensation paid and equity awards granted prior to August 20, 2007, were by Universal (in the case of Messrs. Snider, Anderson and Childers) or by Hanover (in the case of Messrs. Matusek and Muck) pursuant to the executive’s employment with each respective company. Any compensation paid thereafter was in connection with each executive’s employment with Exterran.

Summary Compensation Table

The following table sets forth certain information with respect to compensation paid during 2007 to our Named Executive Officers.

								Non-Equity
								Incentive
				Stock		Option		Plan	All Other
		Salary	Bonus	Awards		Awards		Compensation	Compensation	Total
Name and Position	Year	($)	($)(1)	($)(2)		($)(3)		($)(4)	($)(5)	($)

Stephen A. Snider, President and Chief Executive Officer	2007	550,000		989,646	(6)	2,523,597	(6)	350,000	44,486	4,457,729
J. Michael Anderson, Senior Vice President and Chief Financial Officer	2007	309,808		792,408	(6)	728,535	(6)	200,000	18,081	2,048,832
D. Bradley Childers, Senior Vice President	2007	300,000		736,095	(6)	640,334	(6)	200,000	25,489	1,901,918
Brian A. Matusek, Senior Vice President and Chief Operating Officer	2007	331,944	180,000	1,143,917	(7)	63,808	(7)	360,000	8,022	2,087,691
Steven W. Muck, Senior Vice President, Global Human Resources	2007	264,636	140,000	1,201,268	(7)	57,557	(7)	285,000	8,618	1,957,079

(1)	The amounts included in this column represent the cash payment of a long-term incentive award at 100% of target payout earned in connection with Hanover’s Long-Term Incentive Program for a three year performance period commencing on January 1, 2005, which was governed by the terms of Hanover’s 2003 Stock Incentive Plan, the vesting of which accelerated upon consummation of the merger.

(2)	The amounts included in this column represent the compensation cost recognized by Exterran that is related to restricted stock awards, as described in SFAS 123R. For a discussion of valuation assumptions, see Note 15 to the consolidated financial statements within our Annual Report on Form 10-K for the year ended December 31, 2007. Please see the Grants of Plan-Based Awards Table below for more information regarding equity-based awards granted in 2007.

(3)	The amounts included in this column represent the compensation cost of (a) options to purchase our Common Stock, (b) options to purchase Exterran Partners common units, awarded and recognized by Exterran Partners, and (c) unit appreciation rights with respect to Exterran Partners common units, awarded and recognized by Exterran, in each case as described in SFAS 123R. For a discussion of valuation assumptions, see Note 15 to the consolidated financial statements within our Annual Report on Form 10-K for the year ended December 31, 2007. Please see the Grants of Plan-Based Awards Table below for more information regarding equity-based awards granted in 2007.

(4)	The amounts included in this column represent the following cash awards:

•	For Messrs. Snider, Anderson and Childers, a cash payment under Universal’s 2007 Officer Incentive Plan, which covered the twelve-month compensation measurement and performance review period ending December 31, 2007, and which was paid during the first quarter of 2008; and

•	For Messrs. Matusek and Muck:

•	a cash payment under Hanover’s 2007 Short-Term Incentive Program, which covered the twelve-month compensation measurement and performance review period ending December 31, 2007, and which was paid during the first quarter of 2008; and

•	a cash bonus representing an additional 50% of target payout to supplement the payout (described in footnote (1) of this table) under Hanover’s Long-Term Incentive Program. This supplemental cash bonus was approved by Hanover’s compensation committee to partially correct the inequity created under the terms of Hanover’s 2003 Stock Incentive Plan, which limited the payout in the event of a change of control to 100% of target payout (despite expected actual performance at 200% of stated corporate performance objectives). The supplemental cash bonus was paid upon consummation of the merger with Universal.

(5)	The amounts shown in this column for the year ended December 31, 2007 are attributable to the following:

				Tax
				Preparation
	401(k) Plan	ESSP	Executive	and
	Matching	Matching	Medical	Planning
	Contribution	Contribution	Coverage	Services	Other	Total
Name	($)(a)	($)(b)	($)(c)	($)	($)(d)	($)

Stephen A. Snider	10,125	15,120	7,005	11,000	1,236	44,486
J. Michael Anderson	6,750	2,730	7,005	900	696	18,081
D. Bradley Childers	9,265	3,645	7,005	4,900	674	25,489
Brian A. Matusek	7,154				868	8,022
Steven W. Muck	7,750				868	8,618

(a)	Executives could contribute up to 25% of their salary to the Universal and Hanover 401(k) Plans, which during 2007 was matched by Universal and Hanover (with a maximum match of 4.5% and 3%, respectively, of each executive’s annual eligible compensation). Both individual and matching contributions are subject to limits established by the Internal Revenue Service.

(b)	Eligible executive officers could contribute up to 25% of their salary and up to 100% of their incentive bonus to the Employee Supplemental Savings Plan, which during 2007 was matched by Universal and Exterran in an amount ranging from 3% to 4.5% of the executive’s annual eligible compensation, based on such executive’s tenure.

(c)	Represents premiums paid for medical coverage under the Medical Expense Reimbursement Plan.

(d)	Other benefits include premiums paid by Exterran for group term life and accidental death and disability insurance.

(6)	These amounts include shares of restricted stock and options to acquire Common Stock that immediately vested on August 20, 2007, the effective date of the merger (as set forth in the Option Exercises and Stock Vested Table below), awarded by Universal prior to the merger under the Universal Incentive Stock Option Plan and the Restricted Stock Plan for Executive Officers.

(7)	These amounts include shares of restricted stock and options to acquire Common Stock that immediately vested on August 20, 2007, the effective date of the merger (as set forth in the Option Exercises and Stock Vested Table below), awarded by Hanover prior to the merger under Hanover’s equity plans.

Grants of Plan-Based Awards Table

The following table provides additional information about stock and option awards and non-equity incentive plan awards granted to the Named Executive Officers during the year ended December 31, 2007.

					All Other		All Other
					Stock		Option			Grant Date
					Awards:		Awards:		Exercise	Fair
					Number of		Number of		or Base	Value of
		Estimated Future Payouts Under			Shares of		Securities		Price of	Stock and
		Non-Equity Incentive Plan Awards(1)			Stock or		Underlying		Option	Option
	Grant	Threshold	Target	Maximum	Units		Options		Awards	Awards
Name	Date	($)	($)	($)	(#)		(#)		($/SH)	($)(2)
(a)	(b)	(c)	(d)	(e)	(f)		(g)		(h)	(i)

Stephen A. Snider		114,400	572,000	1,114,000
	6/12/2007				21,333	(3)				1,599,975
	6/12/2007						3,984	(4)	75.27	128,325
	6/12/2007						34,667	(5)	75.27	1,116,624
J. Michael Anderson		45,080	225,400	450,800
	6/12/2007				6,000	(3)				450,000
	6/12/2007						3,984	(4)	75.27	128,325
	6/12/2007						6,887	(5)	75.27	221,830
D. Bradley Childers		43,680	218,400	436,800
	6/12/2007				6,000	(3)				450,000
	6/12/2007						3,984	(4)	75.27	128,325
	6/12/2007						6,887	(5)	75.27	221,830
Brian A. Matusek		85,000	170,000	340,000
	5/8/2007				7,280	(6)				499,999
Steven W. Muck		67,500	135,000	270,000
	5/8/2007				5,824	(6)				399,992

(1)	The amounts in these columns reflect the range of potential payouts under the 2007 Universal Officer Incentive Plan (for Messrs. Snider, Anderson and Childers) and the 2007 Hanover Short-Term Incentive Program (for Messrs. Matusek and Muck). The actual payouts under the plans have been determined and were paid in March 2008, as reflected in the Summary Compensation Table above. The performance measures which determined the payouts under the plans are described in the CD&A above.

(2)	The value of restricted stock and stock option awards is based on SFAS 123R calculations.

(3)	Restricted stock awards were granted on June 12, 2007 under the Universal Restricted Stock Plan for Executive Officers and vest on each anniversary date of grant at the rate of one-third per year over a three-year period, subject to accelerated vesting in the event of a change of control.

(4)	Incentive options were granted on June 12, 2007 under the Universal Incentive Stock Option Plan and vest on each anniversary date of grant at the rate of one-third per year over a three-year period, subject to accelerated vesting in the event of a change of control.

(5)	Non-qualified options were granted on June 12, 2007 under the Universal Incentive Stock Option Plan and vest on each anniversary date of grant at the rate of one-third per year over a three-year period, subject to accelerated vesting in the event of a change of control.

(6)	Restricted stock awards were granted on May 8, 2007 under the Hanover 2006 Stock Incentive Plan and vest on each anniversary date of grant at the rate of one-third per year over a three-year period, subject to accelerated vesting in the event of a change of control.

Outstanding Equity Awards at Fiscal Year-End Table

The following table provides information regarding equity awards and equity-based awards granted by Hanover, Universal and Exterran which were outstanding at December 31, 2007.

						Stock Awards
							Market
	Option Awards						Value of
	Number of	Number of				Number of	Shares or
	Securities	Securities				Shares or	Units of
	Underlying	Underlying				Units of	Stock
	Unexercised	Unexercised		Option		Stock That	That
	Options	Options		Exercise	Option	Have Not	Have Not
	(#)	(#)		Price	Expiration	Vested	Vested
Name	Exercisable	Unexercisable		($)	Date	(#)	($)(1)
(a)	(b)	(c)		(d)	(e)	(f)	(g)

Stephen A. Snider	145,306			21.30	2/19/2012	21,333	1,745,039
	130,000			43.39	3/3/2016
	30,000			38.15	3/9/2015
	29,015			16.71	3/10/2013
	97,024			33.60	4/20/2011
	31,675			30.07	4/30/2014
	90,523			31.65	12/11/2010
		3,984	(2)	75.27	6/12/2017
		34,667	(2)	75.27	6/12/2017
		85,714	(3)	25.94	12/31/2009
		85,714	(4)	25.94	12/31/2009
J. Michael Anderson	20,000			43.39	3/3/2016	6,000	490,800
	17,000			38.15	3/9/2015
	67,660			17.30	3/31/2013
	17,340			17.30	3/31/2013
	16,675			30.07	4/30/2014
	3,325			30.07	4/30/2014
		3,984	(2)	75.27	6/12/2017
		6,887	(2)	75.27	6/12/2017
		64,286	(3)	25.94	12/31/2009
		64,286	(4)	25.94	12/31/2009
D. Bradley Childers	20,000			43.39	3/3/2016	6,000	490,800
	17,000			38.15	3/9/2015
	19,016			16.71	3/10/2013
	5,984			16.71	3/10/2013
	16,675			30.07	4/30/2014
	3,325			30.07	4/30/2014
	24,238			19.03	9/3/2012
	14,182			19.03	9/3/2012
		3,984	(2)	75.27	6/12/2017
		6,887	(2)	75.27	6/12/2017
		42,857	(3)	25.94	12/31/2009
		42,857	(4)	25.94	12/31/2009
Brian A. Matusek	1,827			30.76	10/22/2013	7,280	595,504
	5,525			36.86	7/8/2015
Steven W. Muck	1,773			44.76	5/14/2012	5,824	476,403
	3,250			31.38	11/8/2012
	3,520			35.16	7/16/2013
	4,225			36.86	7/8/2015

(1)	Based on the market closing price of our Common Stock on December 31, 2007 ($81.80).

(2)	Represents options to purchase our Common Stock, awarded under the Universal Incentive Stock Option Plan, that vest on each anniversary date of grant at the rate of one-third per year over a three-year period with a term of ten years following the date of grant.

(3)	Represents options to purchase Exterran Partners common units, awarded under the Exterran Partners LTIP, that vest in a lump sum on January 1, 2009.

(4)	Represents unit appreciation rights payable in cash by Exterran, that vest in a lump sum on January 1, 2009.

Option Exercises and Stock Vested Table

The following table provides additional information about the value realized by the Named Executive Officers on stock option exercises and stock award vesting during the year ended December 31, 2007.

	Option Awards		Stock Awards
	Number of		Number
	Shares	Value	of Shares	Value
	Acquired on	Realized on	Acquired	Realized on
	Exercise	Exercise	on Vesting	Vesting
Name	(#)	($)(1)	(#)	($)(2)
(a)	(b)	(c)	(d)	(e)

Stephen A. Snider	3,325	152,518	31,250	2,338,125	(3)
J. Michael Anderson	—	—	33,000	2,479,560	(4)
D. Bradley Childers	—	—	25,500	1,945,535	(5)
Brian A. Matusek	—	—	23,369	1,841,613	(6)
Steven W. Muck	—	—	23,596	1,845,155	(7)

(1)	The amount included in this column represents the aggregate dollar value realized upon the exercise of options to purchase Common Stock.

(2)	The amounts included in this column represent the number of shares vested multiplied by the market price of a share of Common Stock on the date of vesting.

(3)	The value of vested shares reported for Mr. Snider is attributable to vesting of the following awards:

5,000 restricted shares of Common Stock at $65.01 — $325,050
3,750 restricted shares of Common Stock at $67.32 — $252,450
22,500 restricted shares of Common Stock at $78.25 — $1,760,625 (in connection with the closing of the merger)

(4)	The value of vested shares reported for Mr. Anderson is attributable to vesting of the following awards:

2,000 restricted shares of Common Stock at $65.01 — $130,020
5,000 restricted shares of Common Stock at $67.68 — $338,400
2,000 restricted shares of Common Stock at $66.57 — $133,140
24,000 restricted shares of Common Stock at $78.25 — $1,878,000 (in connection with the closing of the merger)

(5)	The value of vested shares reported for Mr. Childers is attributable to vesting of the following awards:

2,000 restricted shares of Common Stock at $65.01 — $130,020
2,000 restricted shares of Common Stock at $66.57 — $133,140
21,500 restricted shares of Common Stock at $78.25 — $1,682,375 (in connection with the closing of the merger)

(6)	The value of vested shares reported for Mr. Matusek is attributable to vesting of the following awards:

1,245 restricted shares of Common Stock at $81.32 — $101,243
4,538 restricted shares of Common Stock at $80.27 — $364,265
17,586 restricted shares of Common Stock at $78.25 — $1,376,105 (in connection with the closing of the merger)

(7)	The value of vested shares reported for Mr. Muck is attributable to vesting of the following awards:

975 restricted shares of Common Stock at $81.32 — $79,287
663 restricted shares of Common Stock at $79.69 — $52,834

2,198 restricted shares of Common Stock at $80.27 — $176,433
1,625 restricted shares of Common Stock at $72.33 — $117,536
18,135 restricted shares of Common Stock at $78.25 — $1,419,064 (in connection with the closing of the merger)

Non-Qualified Deferred Compensation Table

The following Non-qualified Deferred Compensation Table summarizes the Named Executive Officers’ compensation under the Universal Employee Supplemental Savings Plan (the “ESSP”) (assumed by Exterran) for the year ended December 31, 2007.

		Company	Aggregate		Aggregate
	Executive	Contributions in	Earnings	Aggregate	Balance at
	Contributions in	Last Fiscal	in Last	Withdrawals/	Last Fiscal
	Last Fiscal Year	Year	Fiscal Year	Distributions	Year-End
Name	($)(1)	($)(2)	($)(3)	($)	($)(4)

Stephen A. Snider	259,500	15,120	154,370	—	2,522,696
J. Michael Anderson	11,708	2,730	14,014	—	166,467
D. Bradley Childers	17,500	3,645	7,742	—	101,443

(1)	Amounts shown represent contributions made by each Named Executive Officer to the ESSP during 2007.

(2)	Amounts shown represent matching contributions (in the form of Common Stock) to each Named Executive Officer’s ESSP account.

(3)	Amounts shown represent earnings under the ESSP, considering historical balances and Named Executive Officer and Company matching contributions during 2007.

(4)	Amounts shown represent the aggregate ESSP balance for each Named Executive Officer at December 31, 2007.

Payments and Potential Payments upon Change of Control

Because the merger between Hanover and Universal resulted in a change of control under both companies’ equity plans, other than the Exterran Partners LTIP, all unvested grants awarded prior to February 5, 2007 immediately vested on August 20, 2007, the effective date of the merger. This change of control under the plans resulted in the vesting of the following awards held by our Named Executive Officers:

•	138,376 options to acquire our Common Stock, originally awarded as options to acquire Hanover or Universal common stock; and

•	103,725 shares of our Common Stock, originally awarded as Hanover or Universal restricted stock.

Hanover Change of Control Agreements.  Each of Messrs. Matusek and Muck is a party to a change of control agreement with Hanover (the “Hanover change of control agreements”) pursuant to which certain benefits may be paid or provided to the executive due to a change of control, but only if his employment is terminated within one year from the date of such change of control. Although the merger of Hanover and Universal constituted a change of control under the Hanover change of control agreements, each of Messrs. Matusek and Muck continued his employment with Exterran and thus has not been entitled to any payout under his agreement; however, if either of these executives’ employment with Exterran is terminated without cause or if the executive terminates his employment for good reason before August 20, 2008, then Exterran will pay the executive in a lump sum in cash within five business days after the date of termination (provided, however, that to the extent the executive is a specified employee for purposes of Section 409A of the Code, payment of amounts subject to Section 409A will be delayed for six months from the date of termination) the following:

•	the executive’s earned but unpaid base salary through the date of termination plus the executive’s target bonus for the current year (prorated to the date of termination);

•	any earned but unpaid actual bonus for the prior year;

•	that portion of the executive’s vacation pay accrued, but not used, for the current year to the date of termination;

•	the product of two times the sum of the executive’s respective base salary and target bonus; and

•	amounts previously deferred by the executive, if any, or earned but not paid, if any, under any Hanover incentive and nonqualified deferred compensation plans or programs as of the date of termination.

In addition, the Hanover change of control agreements provide that Exterran will pay the executive for health insurance premiums for a period of up to 18 months following his termination. If the executive is terminated for “cause,” or such executive terminates his or her employment without “good reason,” Exterran is not obligated to make any payments under the Hanover change of control agreement.

Assuming a termination of employment on December 31, 2007, and assuming a Common Stock value of $81.80 per share (the December 31, 2007 closing price), we estimate that Messrs. Matusek and Muck would receive the following under the Hanover change of control agreements:

	Base	Target	Stock	Restricted
	Salary	Bonus	Options	Stock	Benefits	Total
Name	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)

Brian A. Matusek	680,000	340,000	—	—	15,464	1,035,464
Steven W. Muck	540,000	270,000	—	—	15,464	825,464

(1)	The amounts provided under “Base Salary” represent the product of two times the executive’s base salary on December 31, 2007.

(2)	The amounts provided under “Target Bonus” represent the product of two times the executive’s 2007 target bonus.

(3)	Options to purchase Common Stock granted prior to February 5, 2007 became fully vested upon the change of control resulting from the merger of Hanover and Universal on August 20, 2007. Options to purchase Common Stock granted after February 5, 2007 would be forfeited upon termination of employment.

(4)	Restricted stock granted prior to February 5, 2007 became fully vested upon the change of control resulting from the merger of Hanover and Universal on August 20, 2007. Restricted stock granted after February 5, 2007 would be forfeited upon termination of employment.

(5)	Health care benefits include the reimbursement of COBRA monthly premiums for an 18-month period as stated in the Hanover change of control agreements. The calculations are based upon 2007 COBRA premiums.

Universal Change of Control Agreements.  Each of Messrs. Snider, Anderson and Childers is party to a change of control agreement with Universal (the “Universal change of control agreements”), pursuant to which certain benefits may be paid or provided to the executive due to a change of control, but only if his employment is terminated within one year from the date of such change of control. Although the merger of Hanover and Universal constituted a change of control under the Universal change of control agreements, each of Messrs. Snider, Anderson and Childers continued his employment with Exterran and thus has not been entitled to any payout under his agreement; however, if any of these executives’ employment with Exterran is terminated without cause or the executive terminates his employment for good reason before August 20, 2008, then Exterran will pay the executive in a lump sum in cash within 30 days after the date of termination (provided, however, that to the extent the executive is a specified employee for purposes of Section 409A of the Code, payment of amounts subject to Section 409A will be delayed for six months from the date of termination) the following:

•	an amount equal to the total of the executive’s earned but unpaid base salary through the date of termination and a prorated annual bonus based upon the greater of the annual bonus that would be payable to the executive for that year or the executive’s highest annual bonus over the preceding three years;

•	an amount equal to two times the executive’s current annual base salary and two times the greater of the annual bonus that would be payable to the executive for that year or the executive’s highest annual bonus over the preceding three years;

•	an amount equal to two times the executive’s basic and matching contributions credited to the executive under the 401(k) Plan and any other deferred compensation plan during the 12-month period immediately preceding the month of the executive’s date of termination, such amount being grossed up so that the amount the executive actually receives after payment of any federal or state taxes payable equals the amount described above;

•	for a period of two years following the executive’s date of termination, Exterran will provide company medical and welfare benefits to the executive or the executive’s family equal to those benefits which would have been provided to such executive in accordance with the benefits if the executive’s employment had not been terminated;

•	the amount forfeited by the executive under the deferred compensation plan, 401(k) Plan or any similar plan;

•	all stock options, restricted stock, restricted stock units or other stock-based awards held by the executive that are not vested, will vest; and

•	in the event that any payment or distribution made by Exterran to or for the benefit of the executive would be subject to a federal excise tax, then the executive is entitled to receive an additional gross-up payment.

Payments to Exterran’s executive officers under the Universal change of control agreements would be made in exchange for a commitment from the executive to not (1) disclose any confidential information concerning Exterran, (2) employ or seek to employ any key employee of Exterran or solicit or encourage such key employee to terminate his or her employment with Exterran during the two-year period following the termination of the executive’s employment and (3) engage in a competitive business for a period of one-year following the executive’s termination.

Assuming a termination of employment on December 31, 2007, and assuming a Common Stock value of $81.80 per share and an Exterran Partners common unit value of $32.00 per unit (the December 31, 2007 closing prices, respectively), we estimate that Messrs. Snider, Anderson and Childers would receive the following (excluding any tax gross-ups) under the Universal change of control agreements:

		Base			Exterran
	Highest	Salary and			Partners,
	Paid	Highest	Stock	Restricted	L.P. Unit	Benefits and
	Bonus	Paid Bonus	Options	Stock	Awards	Perquisites	Total
Name	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)

Stephen A. Snider	859,250	2,862,500	—	—	—	71,108	3,792,858
J. Michael Anderson	354,870	1,353,740	—	—	—	39,578	1,748,188
D. Bradley Childers	283,553	1,191,106	—	—	—	46,439	1,521,098

(1)	The amounts included in this column represent the greater of (a) the highest paid bonus received by each executive over the preceding three-year period or (b) the bonus payable at the target level for the current fiscal year.

(2)	The amounts included in this column are calculated by adding each executive’s current base salary and highest paid bonus multiplied by a factor of two, as specified in each Universal change of control agreement.

(3)	Options to purchase Common Stock granted prior to February 5, 2007 became fully vested upon the change of control resulting from the merger of Hanover and Universal on August 20, 2007. Options to purchase Common Stock granted after February 5, 2007 would be forfeited upon termination of employment.

(4)	Restricted stock granted prior to February 5, 2007 became fully vested upon the change of control resulting from the merger of Hanover and Universal on August 20, 2007. Restricted stock granted after February 5, 2007 would be forfeited upon termination of employment.

(5)	Options to purchase Exterran Partners common units and unit appreciation rights granted by Universal in 2006 (and assumed by Exterran after the merger) will continue to vest in accordance with the terms of award, irrespective of any termination of the executive’s employment. The number of unit options and unit appreciation rights unvested and outstanding at year end held by the Named Executive Officers is provided in column (c) of the Outstanding Equity Awards at Fiscal Year-End Table above.

(6)	The amounts included in this column represent each executive’s right to the reimbursement of COBRA premiums, 401(k) match and Employee Supplemental Savings Plan matching contributions for a two-year period.

Exterran Change of Control Agreements.  We have elected, as a policy matter, not to offer employment agreements to our executive officers. Generally, each of our executive officers, including each of the Named Executive Officers, has entered into a change of control agreement with Exterran. The change of control agreements are designed to aid in the retention of our executives and provide continuity of management in the event of any actual or potential change of control of Exterran. Each such agreement provides that if, during the one-year period following a change of control, the executive’s employment is terminated other than for cause, death or disability, or the executive terminates for good reason, then the executive will receive in a lump sum in cash within five days after the date of termination (provided, however, that to the extent the executive is a specified employee for purposes of Section 409A of the Code, payment of amounts subject to Section 409A will be delayed for six months from the date of termination) the following:

•	an amount equal to the total of the executive’s earned but unpaid base salary through the date of termination, plus the executive’s target annual incentive bonus that would be payable to the executive for that year prorated to the date of termination, plus any earned but unpaid annual bonus for the prior year, plus any portion of the executive’s earned but unused vacation pay for that year;

•	an amount equal to two times (three times in the case of Mr. Snider) the sum of the executive’s current annual base salary and the target annual incentive bonus award that would be payable to the executive for that year;

•	an amount equal to two times (three times in the case of Mr. Snider) the executive’s basic and matching contributions credited to the executive under the Exterran 401(k) Plan and any other deferred compensation plan during the 12-month period immediately preceding the month of the executive’s date of termination, such amount being grossed up so that the amount the executive actually receives after payment of any federal or state taxes equals the amount described above;

•	any amount previously deferred, or earned but not paid, by the executive under the incentive and non-qualified deferred compensation plans or programs as of the date of termination;

•	for a period of two years (three years in the case of Mr. Snider) following the executive’s date of termination, Exterran will provide company medical and welfare benefits to the executive or the executive’s family equal to those benefits which would have been provided to such executive in accordance with the benefits if the executive’s employment had not been terminated;

•	all stock options, restricted stock, restricted stock units or other stock-based awards, and all common units, unit appreciation rights, unit awards or other unit-based awards and all cash-based incentive awards held by the executive that are not vested, will vest; and

•	in the event that any payment or distribution made by Exterran to or for the benefit of the executive would be subject to a federal excise tax, then the executive is entitled to receive an additional gross-up payment.

All payments to a Named Executive Officer under the change of control agreements would be made in exchange for a commitment from the executive to not (1) disclose any confidential information concerning Exterran during the two-year period following the termination of the executive’s employment, (2) employ or seek to employ any key employee of Exterran or solicit or encourage such key employee to terminate his or her employment with Exterran during the two-year period (a three-year period in the case of Mr. Snider) following the termination of the executive’s employment and (3) engage in a competitive business for a period of two years (three years in the case of Mr. Snider) following the executive’s termination.

Additionally, the Exterran Partners LTIP provides that, upon a change of control (defined in the Exterran Partners LTIP to include (1) any “person” or “group,” other than affiliates, becoming the beneficial owner of 50% or more of the voting power of the outstanding equity interests of Exterran or Exterran Partners, (2) a person other than Exterran, Exterran GP LLC or one of their affiliates becoming the general partner of Exterran Partners or (3) the sale or other disposition of all or substantially all of the assets of Exterran, Exterran GP LLC or Exterran Partners), all awards of phantom units (including the related DERs) and unit options automatically vest and become payable or exercisable, as the case may be. The Exterran Partners LTIP does not require that the recipient of awards under the Exterran Partners LTIP have his or her employment with Exterran or Exterran GP LLC terminate following such change of control in order for automatic vesting to occur. This feature was incorporated into the Exterran Partners LTIP and the awards under the Exterran Partners LTIP because it was consistent with the long-term incentive plans of other publicly-traded partnerships, reflecting their relatively unique situations as controlled publicly-traded entities with few of their own officers or employees.

Assuming the occurrence of a triggering event under the Exterran change of control agreements and the Exterran Partners LTIP on December 31, 2007, and assuming a Common Stock value of $81.80 per share and an Exterran Partners common unit value of $32.00 per unit (the December 31, 2007 closing prices, respectively), we estimate that the Named Executive Officers would receive the following benefits (excluding any tax gross-ups as provided for in the change of control agreements):

					Exterran
					Partners,
					L.P. Unit
					Awards and
		Base Salary			Unit	Benefits
	Target	and Target	Stock	Restricted	Appreciation	and
	Bonus	Bonus	Options	Stock	Rights	Perquisites	Total
Name	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)

Stephen A. Snider	572,000	3,432,000	252,391	1,745,039	1,038,854	106,662	7,146,946
J. Michael Anderson	225,400	1,094,800	70,988	490,800	779,146	39,578	2,700,712
D. Bradley Childers	218,400	1,060,800	70,988	490,800	519,427	46,439	2,406,854
Brian A. Matusek	170,000	1,020,000	—	595,504	—	34,926	1,820,430
Steven W. Muck	135,000	810,000	—	476,403	—	36,118	1,457,521

(1)	The amounts included in this column represent a full year bonus with an assumed payout at target performance.

(2)	The amounts included in this column are calculated by adding each Named Executive Officer’s current base salary and target bonus multiplied by a factor of two (three in the case of Mr. Snider), as specified in each Named Executive Officer’s change of control agreement.

(3)	The amounts included in this column represent the value of options to purchase Common Stock. All stock options become fully vested upon a change of control. The number of options currently unvested and outstanding at year end for each Named Executive Officer is provided in column (c) of the Outstanding Equity Awards at Fiscal Year-End Table above, and the value of such awards has been calculated using the market closing price on December 31, 2007.

(4)	The amounts included in this column represent the value of restricted stock. Upon a change of control, all restricted shares will fully vest and the restrictions will lapse. The number of restricted shares that are unvested and outstanding at year end for each Named Executive Officer is provided in column (f) of the Outstanding Equity Awards at Fiscal Year-End Table above, and the value of such awards has been calculated using the market closing price on December 31, 2007.

(5)	The amounts included in this column represent the value of (a) options to purchase Exterran Partners common units and (b) unit appreciation rights (related to Exterran Partners common units) payable by Exterran. The unit option awards and unit appreciation rights will continue to vest in accordance with the terms of each award, irrespective of any termination of the Named Executive Officer’s employment. The number of unit options and unit appreciation rights unvested and outstanding at year end for each Named Executive Officer is provided in column (c) of the Outstanding Equity Awards at Fiscal Year-End Table above, and the value of such awards has been calculated using the market closing price on December 31, 2007.

(6)	The amounts included in this column represent each Named Executive Officer’s right to the reimbursement of COBRA premiums, 401(k) match and Employee Supplemental Savings Plan matching contributions for a two-year period (a three-year period in the case of Mr. Snider).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Policy

We recognize that transactions with related persons can present potential or actual conflicts of interest and create the appearance that decisions are based on considerations other than the best interests of us and our stockholders. Therefore, our Audit Committee has adopted a policy on related party transactions to provide guidance and set standards for the approval and reporting of transactions between us and individuals with a direct or indirect affiliation with us and to ensure that those transactions are in our best interest. Our policy requires that our subsidiaries report all related party transactions to the Financial Reporting Department on a quarterly basis. Additionally, proposed related party transactions must be submitted to the Audit Committee for approval prior to entering into the transaction. In the event a senior officer becomes aware of any pending or ongoing related party transaction that has not been previously approved or ratified, the transaction must be promptly submitted to the Audit Committee or its Chair for ratification, amendment or termination of the related party transaction. If a related party transaction is ongoing, the Audit Committee may establish guidelines for management and will annually assess the relationship with such related party.

Transactions with Directors

Our Audit Committee reviewed and approved the following transactions (with Ms. Clark abstaining with respect to the transaction with Marathon Oil Company):

•	We engage in commercial business transactions with Marathon Oil Company, pursuant to which we provide equipment and services are provided by us at market prices and pursuant to our standard terms and conditions. Ms. Clark, a member of our Board, serves as Executive Vice President and Chief Financial Officer of Marathon. During the twelve months ended December 31, 2007, we (including, prior to August 20, 2007, Hanover and Universal) recorded revenue from sales to Marathon Oil of approximately $18 million (which represents less than 1% of our 2007 revenue). Although the Audit Committee does not believe that Ms. Clark has a direct or indirect material interest in these transactions and, as a result, these transactions do not meet the SEC’s disclosure requirements for related party transactions, the Audit Committee believes disclosure of these transactions is appropriate.

•	On August 20, 2007, Mr. Danner, a non-employee director, entered into a consulting agreement with us pursuant to which we engaged Mr. Danner, on a month-to-month basis, to provide consulting services. In consideration of the services rendered, we paid Mr. Danner a consulting fee of approximately $29,500 per month and reimbursed Mr. Danner for expenses incurred on our behalf. The consulting agreement terminated in February 2008.

The Board determined that no charitable organizations with which any member of the Board or their immediate family members were affiliated during 2007 received support from us.

Transactions with Exterran Partners, L.P.

Distributions and Payments to Exterran Partners

We own (a) 6,325,000 subordinated units and 2,014,395 common units of Exterran Partners, which constitute 49% ownership of Exterran Partners; and (b) 340,383 general partner units, which constitute the entire 2% general partner interest in Exterran Partners, resulting collectively in a 51% effective ownership interest in Exterran Partners. We are, therefore, a “related person” to Exterran Partners as such term is defined by the SEC.

The following summarizes the distributions and payments made or to be made to or by Exterran Partners to us, and the other unitholders, in connection with the formation, ongoing operation and any liquidation of Exterran Partners. These distributions and payments were determined by and among affiliated entities and, consequently, were not the result of arm’s-length negotiations.

Distributions of available cash to Exterran Partners’ general partner and its affiliates	Exterran Partners will generally make cash distributions 98% to its unitholders on a pro rata basis, including us, as the holder of 6,325,000 subordinated units and 2,014,395 common units, and 2% to Exterran Partners’ general partner, which we indirectly own. In addition, if distributions exceed the minimum quarterly distribution and other higher target distribution levels, then we are entitled to increasing percentages of the distributions, up to 50% of the distributions above the highest target distribution level.
For the year ended December 31, 2007, we received aggregate distributions of approximately $0.4 million on general partner units, $1.5 million on common units and $8.7 million on subordinated units. On February 14, 2008, we received a quarterly distribution with respect to the period from October 1, 2007 to December 31, 2007, of approximately $0.2 million on general partner units, including distributions on incentive distribution rights, $0.9 million on common units and $2.7 million on subordinated units.
Payments to Exterran Partners’ general partner and its affiliates	Subject to certain caps, Exterran Partners reimburses us for the payment of all direct and indirect expenses incurred on Exterran Partners’ behalf. For further information regarding the reimbursement of these expenses, please read “— Omnibus Agreement” below.
Withdrawal or removal of Exterran Partners’ general partner	If we withdraw or are removed in our general partner capacity, our general partner interest and its incentive distribution rights will either be sold to the new general partner for cash or converted into common units, in each case for an amount equal to the fair market value of those interests.
Liquidation	Upon liquidation of Exterran Partners, the partners of Exterran Partners, including us, will be entitled to receive liquidating distributions according to their respective capital account balances.

Pursuant to the terms of Exterran Partners’ Omnibus Agreement (as described below), Exterran Partners reimburses us for (1) allocated expenses of operational personnel who perform services for Exterran Partners’ benefit, (2) direct costs incurred with operating and maintaining Exterran Partners’ assets and (3) its allocated selling, general and administrative expenses. We do not receive any management fee or other compensation for management of Exterran Partners. Subject to certain caps, Exterran is reimbursed for certain expenses incurred on Exterran Partners’ behalf, including the compensation of our employees who perform services on Exterran Partners’ behalf. These expenses include all expenses necessary or appropriate to the conduct of Exterran Partners’ business and that are allocable to Exterran Partners. Exterran Partners’ partnership agreement provides that we, in our general partner capacity, will determine in good faith the expenses that are allocable to Exterran Partners. Except as provided in the Omnibus Agreement, there is no cap on the amount that may be paid or reimbursed by Exterran Partners to us for compensation or expenses incurred on Exterran Partners’ behalf.

Omnibus Agreement

Upon the closing of Exterran Partners’ initial public offering, Exterran Partners entered into an omnibus agreement with us, Exterran Partners’ general partner and others. In connection with the purchase by Exterran Partners of approximately $233 million in compression units and customer contracts from us in July 2007, Exterran Partners entered into the First Amendment to the Omnibus Agreement with us, Exterran Partners’ general partner and others. On August 20, 2007, in connection with the closing of the merger between Hanover and Universal, Exterran Partners entered into the First Amended and Restated Omnibus Agreement with us and others (as amended and restated, the “Omnibus Agreement”). The following describes the provisions of the Omnibus Agreement. The Omnibus Agreement (other than the indemnification obligations described below under “— Indemnification for Environmental and Related Liabilities”) will terminate upon a change of control of our general partner or the removal or withdrawal of Exterran Partners’ general partner, and certain provisions will terminate upon a change of control of Exterran.

Non-competition

Under the Omnibus Agreement, we agreed not to offer or provide compression services in the United States to the contract compression services customers that are contract compression service customers of Exterran Partners. Compression services are defined to include the provision of natural gas contract compression services, but exclude fabrication of compression equipment, sales of compression equipment or material, parts or equipment that are components of compression equipment, leasing of compression equipment without also providing related compression equipment service and operating, maintenance, service, repairs or overhauls of compression equipment owned by third parties. In addition, under the Omnibus Agreement, Exterran Partners agreed not to offer or provide compression services to our domestic contract compression services customers.

As a result of the merger between Hanover and Universal, at the time of execution of the Omnibus Agreement some of Exterran Partners customers were also our contract operations services customers, which we refer to as overlapping customers. We and Exterran Partners have agreed, subject to the exceptions described below, not to provide contract operations services to an overlapping customer at any site at which the other was providing such services to an overlapping customer on the date of execution of the Omnibus Agreement, each being referred to as an “Exterran Partners site” or “Exterran site.” After the date of the agreement, if an overlapping customer requests contract operations services at an Exterran Partners site or an Exterran site, whether in addition to or in the replacement of the equipment existing at such site on the date of the agreement, Exterran Partners will be entitled to provide contract operations services if such overlapping customer is an Exterran Partners overlapping customer and we will be entitled to provide such contract operations services if such overlapping customer is an Exterran overlapping customer. Additionally, any additional contract operations services provided to an Exterran Partners overlapping customer will be provided by Exterran Partners and any additional services provided to an Exterran overlapping customer will be provided by us.

We also have agreed that new customers for contract compression services (neither Exterran Partners’ customers nor our customers for U.S. contract compression services) are for Exterran Partners’ account unless the new customer is unwilling to contract with Exterran Partners or unwilling to do so under Exterran Partners’ form of compression services agreement. If a new customer is unwilling to enter into such an arrangement with Exterran Partners, then we may provide compression services to the new customer. In the event that either Exterran Partners or we enter into a contract to provide compression services to a new customer, either Exterran Partners or we, as applicable, will receive the protection of the applicable non-competition arrangements described above in the same manner as if such new customer had been a compression services customer of either Exterran Partners or us at the time of entry into the Omnibus Agreement.

The non-competition arrangements described above do not apply to:

•	Exterran Partners’ provision of contract compression services to a particular Exterran customer or customers, with our approval;

•	Our provision of contract compression services to a particular customer or customers of Exterran Partners’, with the approval of the conflicts committee of the board of directors of Exterran GP LLC;

•	Exterran Partners’ purchase and ownership of not more than five percent of any class of securities of any entity which provides contract compression services to our contract compression services customers;

•	Our purchase and ownership of not more than five percent of any class of securities of any entity which provides contract compression services to Exterran Partners’ contract compression services customers;

•	Our ownership of Exterran Partners;

•	Exterran Partners’ acquisition, ownership and operation of certain businesses that provide contract compression services to our contract compression services customers if we have been offered the opportunity to purchase the business for its fair market value from Exterran Partners and we decline to do so. However, if neither the Omnibus Agreement nor the non-competition arrangements described above have already terminated, Exterran Partners will agree not to provide contract compression services to our customers that are also customers of the acquired business at the sites at which we are providing contract operations services to them at the time of the acquisition;

•	Our acquisition, ownership and operation of certain businesses that provide contract compression services to our contract operations services customers if Exterran Partners has been offered the opportunity to purchase the business for its fair market value from us and Exterran Partners declines to do so with the concurrence of the conflicts committee of the board of directors of Exterran GP LLC. However, if neither the Omnibus Agreement nor the non-competition arrangements described above have already terminated, we will agree not to provide contract operations services to Exterran Partners’ customers that are also customers of the acquired business at the sites at which Exterran Partners is providing contract operations services to them at the time of the acquisition; or

•	a situation in which one of Exterran Partners’ customers (or its applicable business) and a customer of ours (or our applicable business) merge or are otherwise combined, in which case each of Exterran Partners and we may continue to provide contract operations services to the applicable combined entity or business without being in violation of the non-competition provisions, but we and the conflicts committee of the board of directors of Exterran GP LLC must negotiate in good faith to implement procedures or such other arrangements, as necessary, to protect the value to each of us and Exterran Partners of the business of providing contract operations services to each such customer or its applicable business, as applicable.

Unless the Omnibus Agreement is terminated earlier as described above, the non-competition provisions of the omnibus agreement will terminate on August 20, 2010 or the date on which a change of control of Exterran occurs, whichever event occurs first. If a change of control of Exterran occurs, and neither the omnibus agreement nor the non-competition arrangements have already terminated, we will agree for the remaining term of the non-competition arrangements not to provide contract operations services to Exterran Partners’ customers at the sites at which Exterran Partners is providing contract operations services to them at the time of the change of control.

Indemnification for Environmental and Related Liabilities

Under the Omnibus Agreement, we have agreed to indemnify Exterran Partners for three years after the closing of Exterran Partners’ initial public offering, which occurred in October 2006, against certain potential environmental claims, losses and expenses associated with the operation of Exterran Partners’ assets and occurring before the closing date of the initial public offering. Our maximum liability for this indemnification obligation will not exceed $5 million and we will not have any obligation under this indemnification until Exterran Partners’ aggregate losses exceed $250,000. We will have no indemnification obligations with respect to environmental claims made as a result of additions to or modifications of environmental laws promulgated after the closing date of Exterran Partners’ initial public offering. Exterran Partners has agreed to indemnify us against environmental liabilities related to Exterran Partners’ assets to the extent we are not required to indemnify Exterran Partners.

Additionally, we will indemnify Exterran Partners for losses attributable to title defects, retained assets and income taxes attributable to pre-closing operations. Exterran Partners will indemnify us for all losses attributable to the post-closing operations of the assets contributed to Exterran Partners, to the extent not subject to our indemnification obligations. For the year ended December 31, 2007, there were no requests for indemnification by either party.

Purchase of New Compression Equipment from Exterran

Pursuant to the Omnibus Agreement, Exterran Partners is permitted to purchase newly fabricated compression equipment from us or our affiliates at our cost to fabricate such equipment plus a fixed margin of 10%, which may be modified with the approval of us and the conflicts committee of the board of directors of Exterran GP LLC. For the year ended December 31, 2007, Exterran Partners purchased $24.5 million of new compression equipment from us.

Transfer of Compression Equipment with Exterran

Pursuant to the Omnibus Agreement, in the event that we determine in good faith that there exists a need on the part of our contract operations services business or on Exterran Partners’ part to transfer compression equipment between us and Exterran Partners so as to fulfill the compression services obligations of either of us or Exterran Partners, such equipment may be so transferred if it will not cause Exterran Partners to breach any existing contracts or to suffer a loss of revenue under an existing compression services contract or incur any unreimbursed costs.

In consideration for such transfer of compression equipment, the transferee will either (1) transfer to the transferor compression equipment equal in value to the appraised value of the compression equipment transferred to it; (2) agree to lease such compression equipment from the transferor; or (3) pay the transferor an amount in cash equal to the appraised value of the compression equipment transferred to it.

Unless the Omnibus Agreement is terminated earlier as discussed above, the transfer of compression equipment provisions of the Omnibus Agreement described above will terminate in August 2010.

For the year ended December 31, 2007, Exterran Partners had revenue from us and cost of sales related to leases of compression equipment of $1.4 million and $4.9 million, respectively.

Reimbursement of Operating and Selling, General and Administrative Expense

We provide all operational staff, corporate staff and support services reasonably necessary to run Exterran Partners’ business. The services provided by us may include, without limitation, operations, marketing, maintenance and repair, periodic overhauls of compression equipment, inventory management, legal, accounting, treasury, insurance administration and claims processing, risk management, health, safety and environmental, information technology, human resources, credit, payroll, internal audit, taxes, facilities management, investor relations, enterprise resource planning system, training, executive, sales, business development and engineering.

Costs incurred by us directly attributable to Exterran Partners are charged to Exterran Partners in full. Costs incurred by us that are indirectly attributable to Exterran Partners and our other operations are allocated among Exterran Partners and our other operations. The allocation methodologies vary based on the nature of the charge and include, among other things, revenue, employee headcount and net assets. Included in Exterran Partners’ selling, general and administrative expense for the year ended December 31, 2007 was $10.4 million of indirect costs incurred by Exterran.

We have agreed that, for a period that will terminate on December 31, 2008, Exterran Partners’ obligation to reimburse us for (1) any cost of sales that we incur in the operation of Exterran Partners’ business will be capped at an amount equal to $18.00 per operating horsepower (after taking into account any such costs Exterran Partners incurs and pays directly) on a quarterly basis; and (2) any selling, general and administrative costs allocated to Exterran Partners will be capped at $4.75 million per quarter (after taking into account any such costs Exterran Partners incurs and pays directly). These caps may be subject to increases in connection with expansions of Exterran Partners’ operations through the acquisition or construction of new assets or businesses.

For the year ended December 31, 2007, Exterran Partners’ cost of sales exceeded the cap by $8.6 million and Exterran Partners’ selling, general and administrative expenses exceed the cap by $0.3 million. The excess amount over the cap is being accounted for by us as a capital contribution to Exterran Partners.

GENERAL INFORMATION

2009 Annual Meeting of Stockholders

Any proposals of stockholders that are intended for inclusion in our Proxy Statement for our 2009 annual meeting of stockholders must be received by our Corporate Secretary no later than December 16, 2008. Notice of a stockholder proposal submitted for consideration at the 2009 Annual Meeting but not for inclusion in our Proxy Statement must be received no later than February 18, 2009. If a stockholder proposal is not received by us by February 18, 2009, it will be considered untimely and our proxy for the 2009 annual meeting of stockholders may confer discretionary authority to vote on such matter without any discussion of such matter in the Proxy Statement for the meeting. Stockholder proposals must be in writing and delivered to our principal executive office at 4444 Brittmoore Road, Houston, Texas 77041, Attention: Corporate Secretary.

Annual Reports

Our 2007 Annual Report to Stockholders and Annual Report on Form 10-K is being mailed to our stockholders with this Proxy Statement. We will provide to any stockholder or potential investor, without charge, upon written or oral request, by first class mail or other equally prompt means within one business day of receipt of such request, a copy of our Annual Report on Form 10-K for the year ended December 31, 2007. Please direct any such requests to the attention of the Corporate Secretary, Exterran Holdings, Inc., 4444 Brittmoore Road, Houston, Texas 77041 or by telephone at (281) 405-5175. Such document is also available at the website of the SEC, which can be found at http://www.sec.gov.

The following Annual Meeting materials are available on the Internet:

Proxy Statement
2007 Annual Report

Visit www.exterran.com/exhproxymaterials
1
EXTERRAN HOLDINGS, INC.
Proxy Solicited on Behalf of the Board of Directors
for the Annual Meeting of Stockholders to be held May 6, 2008
      I hereby appoint Gordon T. Hall, Stephen A. Snider and Donald C. Wayne, and each of them, with full power of substitution, as proxies to vote all the shares of common stock of Exterran Holdings, Inc. that I am entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m., local time, on May 6, 2008, and at any adjournments or postponements thereof, upon the matters set forth in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, and in their discretion upon such other matters as may properly come before the meeting.
If you execute and return this proxy card, the proxies will vote your shares in the manner specified in this proxy card. If you execute and return this proxy card but do not specify the manner in which the proxies should vote your shares, the proxies will vote your shares FOR all the nominees for director and FOR the proposal described herein.
(Continued and to be signed on the reverse side)

COMMENTS:

14475

ANNUAL MEETING OF STOCKHOLDERS OF
EXTERRAN HOLDINGS, INC.
May 6, 2008
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
â  Please detach along perforated line and mail in the envelope provided.  â
■

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ALL THE NOMINEES FOR DIRECTOR AND
“FOR” THE RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

							FOR	AGAINST	ABSTAIN
1.	Election of Directors: Election of the following persons to serve as directors of Exterran Holdings, Inc. until the 2009 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified.				2.	Ratification of the appointment of Deloitte & Touche LLP as Exterran Holdings, Inc.’s independent registered public accounting firm.	☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	¡	Janet F. Clark		TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.
		¡	Ernie L. Danner
☐	WITHHOLD AUTHORITY	¡	Uriel E. Dutton
	FOR ALL NOMINEES	¡	Gordon T. Hall		ELECTRONIC ACCESS TO FUTURE DOCUMENTS
		¡	J.W.G. Honeybourne
If you would like to receive future shareholder communications over the Internet exclusively and no longer receive any material by mail, please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.

☐	FOR ALL EXCEPT	¡	John E. Jackson
	(See instructions below)	¡	William C. Pate
		¡	Stephen M. Pazuk
		¡	Stephen A. Snider

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
				☐	Mark here if you plan to attend the meeting. ☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

■
■

ANNUAL MEETING OF STOCKHOLDERS OF
EXTERRAN HOLDINGS, INC.
May 6, 2008

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.
- or -
TELEPHONE - Call toll-free 1-800-PROXIES
(1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries and follow the instructions. Have your proxy card available when you call.
- OR -
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.
- OR -
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES in the United States or 1-718-921-8500 from foreign countries or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

â  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.   â
■

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ALL THE NOMINEES FOR DIRECTOR AND
“FOR” THE RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

							FOR	AGAINST	ABSTAIN
1.	Election of Directors: Election of the following persons to serve as directors of Exterran Holdings, Inc. until the 2009 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified.				2.	Ratification of the appointment of Deloitte & Touche LLP as Exterran Holdings, Inc.’s independent registered public accounting firm.	☐	☐	☐

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

ELECTRONIC ACCESS TO FUTURE DOCUMENTS
If you would like to receive future shareholder communications over the Internet exclusively and no longer receive any material by mail, please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.

NOMINEES:
☐	FOR ALL NOMINEES	¡	Janet F. Clark
		¡	Ernie L. Danner
☐	WITHHOLD AUTHORITY	¡	Uriel E. Dutton
	FOR ALL NOMINEES	¡	Gordon T. Hall
		¡	J.W.G. Honeybourne
☐	FOR ALL EXCEPT	¡	John E. Jackson
	(See instructions below)	¡	William C. Pate
		¡	Stephen M. Pazuk
		¡	Stephen A. Snider

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

Mark here if you plan to attend the meeting. ☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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